                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of June 24, 1996 by and among HOUGHTEN PHARMACEUTICALS, INC., a Delaware corporation ("HPI"), CXC ACQUISITION CORPORATION, a Delaware corporation and the wholly-owned subsidiary of HPI ("ACQUISITION CORPORATION"), CHROMAXOME CORP., a Delaware corporation ("CXC"), KATIE A. THOMPSON, an individual stockholder, director and officer of CXC, MICHAEL C. DICKMAN, an individual stockholder, director and officer of CXC, ROBERT E. LEACH, an individual stockholder, director and officer of CXC, and DONNA C. LEACH, an individual stockholder of CXC (the foregoing individuals, owning a majority of the outstanding shares of CXC, being herein referred to herein as the "CXC MAJORITY STOCKHOLDERS"). CXC and Acquisition Corporation are herein sometimes referred to as the "CONSTITUENT CORPORATIONS," and CXC, Acquisition Corporation and HPI are herein sometimes referred to as the "CORPORATE PARTIES."

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions hereinafter set forth, (i) Acquisition Corporation will be merged with and into CXC (the "MERGER") and (ii) all outstanding shares of the Common Stock, par value $.01 per share, of CXC ("CXC COMMON STOCK") will be converted into present and contingent rights to receive shares of the Common Stock, $.001 par value, of HPI ("HPI COMMON STOCK") in accordance with the provisions set forth in Section
1.5 of this Agreement.

         B. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the Merger and the conditions precedent to the consummation of the Merger.

         NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, HPI, Acquisition Corporation, CXC and the CXC Majority Stockholders agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Acquisition Corporation shall be merged with and into CXC in the Merger and the separate corporate existence of Acquisition Corporation shall thereupon cease.

         1.2 Closing. The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway Street, San Diego, CA at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article 5 hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as HPI and CXC may agree (the "CLOSING DATE").

         1.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement shall not have been terminated or abandoned pursuant to Article 7 hereof, the Corporate Parties will cause a Certificate of Merger (the "DELAWARE CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "EFFECTIVE TIME."

         1.4 Effects of the Merger. CXC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of CXC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. At the Effective Time:

                  (a) The Certificate of Incorporation of CXC, in the form attached hereto as EXHIBIT A (the "CXC CHARTER"), shall continue as the Certificate of Incorporation of the Surviving Corporation, except that the CXC Charter shall be amended and restated in its entirety in substantially the form attached hereto as EXHIBIT B (the "CXC RESTATED CHARTER").

                  (b) The bylaws of Acquisition Corporation, as in effect immediately prior to the Effective Time, shall be and become the bylaws of the Surviving Corporation without change or amendment until altered, amended or repealed as provided for in such bylaws or by law.

                  (c) The directors and officers of Surviving Corporation shall be as follows:

         Directors and Chairman:

         Bernard King           Chairman
         Terence McMorrow
         Katie Thompson

         Officers:

         Bernard King           President and Chief Executive Officer
         Terence McMorrow       Treasurer, Chief Financial Officer and Secretary

         1.5 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Corporate Parties or any stockholder thereof, the securities



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of the Constituent Corporations outstanding at the Effective Time shall be converted or treated as follows:

                  (a) Capital Stock of Acquisition Corporation. All issued and outstanding shares of capital stock of Acquisition Corporation shall continue to be issued and shall be converted into 100 shares of Common Stock, $.01 par value, of the Surviving Corporation. Each stock certificate of Acquisition Corporation evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (b) Cancellation of CXC-Owned and HPI-Owned Stock. All shares of CXC Common Stock, if any, that are owned directly or indirectly by CXC or HPI shall be canceled, and no stock of HPI or other consideration shall be delivered in exchange therefor.

                  (c) Conversion of CXC Common Stock.

                           (i) Per Share Merger Consideration. Other than shares to be canceled pursuant to Section 1.5(b) and fractional shares as provided in Section 1.5(f), each share of CXC Common Stock issued and outstanding immediately prior to the Effective Time, and all rights existing with respect thereto, shall cease to be outstanding and shall be converted, without any action on the part of the holder thereof, into the following:

                  (A) The right as of the Effective Time to receive one-half (1/2) of the "PER SHARE MERGER CONSIDERATION" (as defined in SCHEDULE 1 attached hereto - "SCHEDULE 1") (such shares of HPI Common Stock are referred to herein, in the aggregate, as the "CURRENT SHARES"); provided, however, that one-third (1/3) of the Current Shares will be placed into the Escrow Account (as defined below) and be subject to the terms thereof as provided in Section 1.5(c)(ii) below; and

                  (B) The contingent right to receive up to an additional one-half (1/2) of the Per Share Merger Consideration as and when provided in this Agreement (including, without limitation, SCHEDULE 1) (such shares of HPI Common Stock are referred to herein, in the aggregate, as the "FUTURE SHARES"). The Future Shares and any rights thereto (1) shall not be assignable or transferable unless and until issued pursuant to this
                           Section 1.5 and SCHEDULE 1 and (2) are subject to the conditions, requirements and agreements set forth in this Agreement (including, without limitation, the provisions of Article 6 below and SCHEDULE 1).

                           (ii) Escrow Shares. An amount of HPI Common Stock representing one-third (1/3) of the Current Shares (the "ESCROW SHARES") shall be delivered by HPI, promptly following the Effective Time, into the "ESCROW ACCOUNT" as defined in, and pursuant to the terms of, the Escrow Agreement attached hereto as EXHIBIT C (the "ESCROW AGREEMENT"). The Escrow Shares shall (A) be held in the Escrow Account and released therefrom when and as provided by the Escrow Agreement, this Agreement and SCHEDULE 1, (B) be subject to the conditions, requirements and agreements set


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         forth in this Agreement (including, without limitation, the provisions of Article 6 below and SCHEDULE 1) and (C) not be assignable or transferable unless and until released pursuant to the Escrow Agreement, this Agreement and SCHEDULE 1. Future Shares and Escrow Shares are referred to herein collectively as "POTENTIAL EARN-OUT SHARES."

                           (iii) Distribution of Current Shares. Promptly after the Effective Time, HPI shall make available in exchange for certificates representing shares of CXC Common Stock outstanding immediately prior to the Effective Time in accordance with this Article 1 (including Section 1.7 below), certificates representing the Current Shares (exclusive of the Escrow Shares which will be delivered into the Escrow Account).

                           (iv) Distribution of Potential Earn-Out Shares. Potential Earn-Out Shares shall be distributed to persons entitled thereto, when "earned" (i.e., when related "MILESTONES" (as set forth in SCHEDULE 1) have been achieved) and as otherwise provided in
         SCHEDULE 1, first from the available Escrow Shares in the Escrow Account, if any, in accordance with the provisions of the Escrow Agreement, and, when all Escrow Shares have been distributed from the Escrow Account, from the Future Shares (comprised of authorized but unissued shares and/or treasury shares of HPI Common Stock). For each former stockholder of CXC to whom Current Shares were available for exchange at the Effective Time (each being an "ENTITLED HOLDER"), within 30 days of the date as of which any tranche of Potential Earn-Out Shares is "earned" (a "TRANCHE") pursuant to SCHEDULE 1 (i.e., the related Milestone for such Tranche is achieved pursuant to SCHEDULE
         1), HPI shall, as applicable, deliver to the Escrow Agent instructions for the release of Escrow Shares and/or cause to be issued to such Entitled Holder a number of Future Shares, the combined amount of Escrow Shares and Future Shares of which shall represent such Entitled Holder's proportionate amount of such Tranche, in each case together with any cash in lieu of fractional shares as provided in Section 1.5(f) below; provided, however, that notwithstanding any other provision of the Escrow Agreement or this Agreement to the contrary (including, without limitation, SCHEDULE 1):

                  (X) no Potential Earn-Out Shares shall be released (in the instance of Escrow Shares) or issued (in the instance of Future Shares) to any Entitled Holder on or before the date which is nine months after the Effective Time (and, in the interim, such Potential Earn-Out Shares shall remain subject to the provisions of this Agreement including, without limitation, any rights of HPI under Article 6);

                  (Y) if, when a release or issuance of Potential Earn-Out Shares would otherwise occur under the provisions of this Agreement, there shall exist a good faith claim by HPI to exercise its Offset Right (as defined in Section 6.1(a) below) which claim has not been perfected or has otherwise been objected to (as provided in Section 6.3 below), an amount of such Potential Earn-Out Shares determined by HPI (in its reasonable discretion) to represent the Damages (as defined in Section 6.1(a)) at issue (pursuant to
                           Section 6.2) shall be withheld from release and/or


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
                           issuance until such time as the claim has been perfected, in which case the Offset Right shall apply against such shares, or resolution of the objection has been ultimately determined (e.g., without the possibility of further appeal), in which case the consequences of such determination shall ensue; and

                  (Z) any Escrow Shares or Future Shares which are otherwise distributable to any CXC Majority Stockholder shall, during the period of two years from and after the Effective Time, be delivered to HPI pursuant to the terms of each CXC Majority Stockholder's Pledge Agreement (defined below in
                           Section 5.2(m)).

         Each Entitled Holder's proportionate amount of a Tranche shall be the product of (A) multiplied by (B) where:

                  (A) Is the number of shares of HPI Common Stock comprising such Tranche (e.g., the percentage of "TOTAL POTENTIAL MERGER CONSIDERATION" (as defined in
                           SCHEDULE 1) earned and available for distribution pursuant to the terms of SCHEDULE 1 multiplied by the Total Potential Merger Consideration - but subject, without limitation, to any rights of HPI under
                           Article 6); and

                  (B) Is the quotient of (x) the number of issued and outstanding shares of CXC Common Stock held by such Entitled Holder immediately prior to the Effective Time divided by (y) the "NUMBER OF FULLY DILUTED CXC SHARES OUTSTANDING" (as defined in SCHEDULE 1).

         With respect to shares of CXC Common Stock issued and outstanding immediately prior to the Effective Time, HPI shall be entitled to treat those holders properly surrendering Certificates to HPI or HPI's transfer agent (as HPI may determine) as the Entitled Holders.

                  (d)      [Reserved]

                  (e) Substitution of Stock Options. With respect to each option to purchase CXC Common Stock outstanding as of the Effective Time (whether or not granted under the CXC Stock Option Plan - together, the "CXC OPTIONS"), HPI shall grant a substitute non-qualified option to purchase shares of HPI Common Stock pursuant to the terms set forth on SCHEDULE 4 attached hereto (collectively, the "HPI SUBSTITUTE OPTIONS").

                  (f) Fractional Shares. No fractional shares of HPI Common Stock shall be issued (whether in connection with the distribution of Current Shares, Escrow Shares or a Tranche, upon the exercise of any HPI Substitute Option, or otherwise), but in lieu thereof each person who would otherwise be entitled to receive a fraction of a share of HPI Common Stock (after aggregating all fractional shares of HPI Common Stock which may then be received by such person) shall receive from HPI an amount of cash (rounded up to the nearest whole cent)


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equal to the product of (i) the fraction of a share of HPI Common Stock to which such holder would otherwise be entitled multiplied by (ii) $8.00.

         1.6 Dissenting CXC Shares. Without limiting the provisions of Section 5.2(k) below, shares of CXC Common Stock which are not voted in favor of the Merger and with respect to which a demand for payment and appraisal in respect of the Merger shall have been properly made in accordance with the DGCL ("DISSENTING CXC SHARES") shall not be converted into present and contingent rights to receive Per Share Merger Consideration as set forth in Section 1.5 above unless and until the holder of such shares withdraws its demand or becomes ineligible for such payment and appraisal. If a holder of Dissenting CXC Shares shall withdraw its demand for such payment and appraisal or shall become ineligible for such payment and appraisal, then as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting CXC Shares shall cease to be Dissenting CXC Shares and shall be converted into the right to receive, and shall be exchangeable for, the present and contingent rights to receive Per Shares Merger Consideration into which such Dissenting CXC Shares would have been converted pursuant to Section
1.5 above.

         1.7 Exchange of Certificates for Current Shares.

                  (a) Letter of Transmittal. As soon as practicable after the Effective Time, HPI shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding CXC Common Stock (the "CERTIFICATES") and who has not surrendered the Certificates at the Closing, a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for shares of HPI Common Stock representing Current Shares (exclusive of the Escrow Shares which will be delivered into the Escrow Account). Upon surrender of a Certificate for cancellation to HPI or HPI's transfer agent (as HPI may determine), the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing the number of Current Shares of HPI Common Stock (exclusive of Escrow Shares) and a payment in lieu of fractional shares to which such the holder is entitled pursuant to Section 1.5 above (and as represented by the Certificate so surrendered). Each Certificate so surrendered shall thereupon be canceled.

                  (b) Transfers of Shares. In the event of a transfer of ownership of CXC Common Stock which is not registered in the transfer records of CXC, the stock certificates representing shares of HPI Common Stock and cash in lieu of any fractional shares may be delivered to a transferee if the Certificate representing the right to receive such HPI Common Stock is presented to HPI and accompanied by all documents required to evidence and effect such transfer (including evidence regarding compliance with applicable securities laws and that any applicable taxes have been paid or withheld).

                  (c) Lost Certificates. HPI shall follow the same procedure with respect to lost, stolen or mutilated Certificates as it follows with respect to lost, stolen or mutilated HPI certificates.




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
                  (d) Status of Unexchanged Shares. Unless and until a Certificate shall be surrendered as provided in this Section 1.7, or procedures respecting lost, stolen or mutilated Certificates are followed, the holder of the Certificate shall not be entitled to receive certificates for (i) the Current Shares of HPI Common Stock, (ii) any Escrow Shares, (iii) any Future Shares or (iv) cash for any fractional share, and any dividends paid or other distributions made to holders of record of HPI Common Stock after the Effective Time shall be paid to and retained by HPI and paid over to such holder when such Certificate is surrendered or such procedures are followed in accordance with this Section 1.7.

         1.8 No Further Ownership Rights in CXC Securities. All HPI Common Stock or rights to acquire HPI Common Stock delivered upon the surrender for exchange of, or deemed to be issued in replacement of, CXC Common Stock, CXC Options and CXC Warrants (defined below in Section 2.2), if any (collectively, the "CXC SECURITIES"), in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such CXC Securities. There shall be no further registration of transfers on the transfer books of the Surviving Corporation of the CXC Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged only as provided in this Article 1.

         1.9 Accounting/Tax Treatment.

                  (a) The Corporate Parties intend that the purchase method of accounting will be used by HPI to account for the Merger.

                  (b) Tax Treatment. The Corporate Parties intend that the Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

         1.10 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments or assurances in law or any other actions or things are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its rights, title or interest in, to or under any of the rights, property or assets of Acquisition Corporation as a result of, or in connection with, the Merger or (b) otherwise to carry out the purposes of this Agreement, Acquisition Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, bills of sale, assignments and assurances in law and to take and do all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Acquisition Corporation or otherwise to take any and all such actions.




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                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF CXC
                          AND CXC MAJORITY STOCKHOLDERS

         Except as otherwise set forth in SCHEDULE 2 (the "CXC DISCLOSURE SCHEDULE") delivered to HPI prior to the execution of this Agreement and attached hereto (it being agreed that any item set forth in the CXC Disclosure Schedule having relevance to more than one of the following sections of this
Article 2 shall be recited in full or cross-referenced in each applicable section of the CXC Disclosure Schedule), each of CXC, on the one hand, and the Majority CXC Shareholders jointly and severally, on the other hand, represents, warrants and covenants to HPI and Acquisition Corporation as follows:

         2.1 Organization. CXC is a corporation (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified and in good standing to do business as a foreign corporation in the State of California. CXC is not required to be qualified to do business in any other jurisdiction. CXC has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CXC has heretofore delivered to HPI true, correct and complete copies of the CXC Charter and CXC's Bylaws (the "CXC BYLAWS") and all amendments thereto through and including the Closing Date, and true, correct and complete copies of the minutes of all meetings and other corporate actions of the directors, committees of the directors and of the stockholders of CXC since inception.

         2.2 Capital Structure. The authorized capital stock of CXC consists of 10,000,000 shares of CXC Common Stock and 3,000,000 shares of preferred stock, par value $.01 ("CXC PREFERRED STOCK"). Immediately prior to the Effective Time,
(a) 2,482,375 shares of CXC Common Stock will be issued and outstanding, (b) 259,066 shares of CXC Common Stock will be reserved for issuance upon exercise of the CXC Options and (c) 297,359 shares of CXC Common Stock will be reserved for issuance upon the exercise of warrants to acquire such shares (each with an exercise price of $1.05279 per share - collectively, the "CXC WARRANTS"); provided, however, that prior to the Effective Time the CXC Warrants may be exercised for up to 297,359 shares of CXC Common Stock (or a lesser amount if cashless exercises are effected). A true, correct and complete list of holders of CXC Common Stock, CXC Options and CXC Warrants, showing the number of shares, options and warrants held by each such securityholder, is attached hereto as
SCHEDULE 2.2. All of the outstanding CXC Common Stock, CXC Options and CXC Warrants were issued in compliance with the applicable registration and qualification provisions of federal and state securities laws. All of the outstanding shares of CXC Common Stock are, and any shares of CXC Common Stock issuable upon exercise of any CXC Option and CXC Warrants when issued pursuant to such exercise will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the CXC Charter, the CXC Bylaws or any agreement to which CXC is a party or is bound.

         2.3 Obligations With Respect to Capital Stock. CXC has provided or shall provide any required notices of the Merger or the transactions contemplated hereby to (or obtain


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
required consents for the Merger or the transactions contemplated hereby from) the holders of all CXC Options and CXC Warrants. Except as set forth in Section
2.2 above, (a) there are no equity securities of any class of CXC, or any security or obligation exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (b) there are not any options, warrants, calls, rights, commitments or agreements of any character
(i) to which CXC is a party or by which CXC is bound obligating CXC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CXC or obligating CXC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, or (ii) which could obligate HPI to issue Per Share Merger Consideration or other securities. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of capital stock of CXC, other than (x) that certain Shareholder Agreement dated as of August 31, 1995 among HPI and the Majority Stockholders (the "SHAREHOLDER AGREEMENT") and (y) a voting trust relating to shares of CXC Common Stock issuable upon the exercise of certain CXC Options issued under CXC's Stock Option Plan (which voting trust shall be terminated prior to the Effective Time).

         2.4 Equity Investments. CXC does not own and has not subscribed or otherwise agreed to purchase any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

         2.5 Authority. CXC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of CXC. This Agreement and related agreements have been duly executed and delivered by CXC, and such agreements constitute valid and binding obligations of CXC enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the CXC Charter or the CXC Bylaws or (b) any agreement, contract or arrangement or any instrument, permit, franchise, license, judgment, or order or any local, state, federal or foreign law applicable to CXC or its properties or assets. There are no consents, waivers and approvals ("CONSENTS") of third parties applicable to CXC or its operations or business that are required to be obtained by CXC or the Majority Stockholders in connection with the execution and delivery of this Agreement by such parties and the performance of their respective obligations hereunder. No Consent, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "GOVERNMENTAL ENTITY"), is required by or with respect to CXC or the Majority Stockholders in connection with the execution and delivery of this Agreement by such parties and the consummation of the transactions contemplated hereby, except for (a) the filing of the Delaware Certificate of Merger with the Delaware Secretary of


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
State and (b) the filing of a Form D with the Securities and Exchange Commission (the "SEC") (with reference to Section 4.9 below).

         2.6 Financial Statements. Attached hereto as SCHEDULE 2.6 are (a) CXC's audited balance sheets as of December 31, 1995, 1994 and 1993 and the related statements of operations, changes in stockholders' equity and cash flows for the three (3) fiscal years ended December 31, 1995, (b) CXC's audited balance sheet as of April 30, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the four-month period ended April 30, 1996 and (c) CXC's unaudited balance sheet as of May 31, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the five-month period then ended. The balance sheet at April 30, 1996 is hereinafter referred to as the "CXC BALANCE SHEET," and all such financial statements are hereinafter referred to collectively as the "CXC FINANCIAL STATEMENTS." The CXC Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and are in accordance with CXC's books and records, and fairly present the financial position of CXC and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the CXC Financial Statements to normal year-end audit adjustments which will not be material and the absence of certain footnote disclosures. At the date of the CXC Balance Sheet (the "CXC BALANCE SHEET DATE") and as of the Closing Date, CXC had and has no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise collectively, "LIABILITIES") not reflected on the CXC Balance Sheet except for Liabilities (x) as may have arisen in the ordinary course of business prior to the date of the CXC Balance Sheet and which, under GAAP, would not have been required to be reflected on the CXC Balance Sheet and (y) incurred in the ordinary course of business since the date of the CXC Balance Sheet which are usual and normal in amount, but in any event not greater than $50,000.00 in the aggregate (inclusive of clauses (x) and (y)).

         2.7 Business Changes. Since the CXC Balance Sheet Date, except as otherwise contemplated by this Agreement, CXC has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

                  (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations or Liabilities of CXC which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the condition, business, net worth, assets, properties or operations of CXC.

                  (b) CXC has not issued, nor authorized for issuance, nor entered into any commitment to issue, any equity security, bond, note or other security of CXC, except for shares of CXC Common Stock issuable upon the exercise of the outstanding CXC Options and CXC Warrants.

                  (c) CXC has not incurred additional debt for borrowed money, nor incurred any Liability except for HPI Advances (as defined in SCHEDULE 1).

                  (d) CXC has not paid any Liability, nor discharged, settled or satisfied any claim, lien or encumbrance, except for current Liabilities in the ordinary and usual course of business and in any event not in excess of $2,500.00 for any single occurrence or $50,000.00 in the aggregate.

                  (e) CXC has not authorized, declared or made any dividend, payment or other distribution on or with respect to any share or shares of capital stock of CXC.

                  (f) CXC has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of CXC.

                  (g) CXC has not mortgaged, pledged, or otherwise, voluntarily or involuntarily, encumbered or granted a lien or security interest in any of its assets or properties, except for liens for current taxes which are not yet delinquent.

                  (h) CXC has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible.

                  (i) CXC has not (i) purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity or (ii) made any expenditure or commitment for the purchase, license, acquisition, construction or improvement of a capital asset.

                  (j) CXC has not entered into any transaction or contract, or made any commitment to do the same.

                  (k) CXC has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined below).

                  (l) CXC has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

                  (m) CXC has not effected or agreed to effect any change in its directors, officers, employees, consultants or advisors, and no officer, employee, consultant or advisor of CXC has indicated that he or she intends to terminate his or her employment or relationship with CXC.

                  (n) CXC has not effected or committed itself to effect any amendment or modification of the CXC Charter or the CXC Bylaws.

                  (o) To the knowledge of the CXC Majority Stockholders after due inquiry, no statute has been enacted nor has any rule or regulation been adopted by any state where laws apply to the business of CXC or any federal or foreign agency or authority which may reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations or Liabilities of CXC which has not yet been reflected in the operating results of CXC.

         2.8 Properties.

                  (a) CXC owns no real property. CXC's audited balance sheet at December 31, 1995 or the CXC Balance Sheet reflect all of the real and personal property used by CXC in its business or otherwise held by CXC. Except as reflected in the notes to CXC's audited balance sheet at December 31, 1995 or the CXC Balance Sheet, CXC has good and marketable title to all assets and properties listed on the CXC Balance Sheet or thereafter acquired, free and clear of any material imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet delinquent. All of the fixed assets and properties reflected on CXC's audited balance sheet at December 31, 1995 or the CXC Balance Sheet or thereafter acquired are in satisfactory condition and repair for the requirements of the business as presently conducted by CXC.

                  (b) CXC is, and at all times has been, in material compliance with all material local, state and federal statutes, orders, rules, ordinances and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. "HAZARDOUS SUBSTANCES" shall mean any pollutant, contaminant, material, substance or waste regulated, restricted or prohibited by any law, regulation or ordinance or designated by any governmental agency to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.

                  (c) Except as set forth on SCHEDULE 2.8 attached hereto, there are no Hazardous Substances on the premises leased or occupied by CXC, nor have there ever been at any time. CXC has not disposed of any Hazardous Substances on or about such property; and CXC has not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment.

                  (d) There have been no judicial or administrative proceedings or other investigations and there are no judicial or administrative proceedings or other investigations pending or threatened alleging violation by CXC of any local, state or federal laws respecting land use, pollution or protection of the environment including, without limitation, laws regulating the use, storage, transportation or disposal of Hazardous Substances; and CXC has not received any notice of any investigation, claim or proceeding against CXC by any individual or governmental entity relating to Hazardous Substances and there exists no fact or circumstance which could involve CXC in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon CXC.

                  (e) CXC has provided HPI with a complete list of all real property leased by CXC. All such property leased by CXC is held under valid, subsisting and enforceable leases and neither real property leased by CXC nor the operations of CXC thereon violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exemptions.

                  (f) CXC has provided HPI with a true, correct and complete list of all permits, consents and approvals which CXC is required to have under local, state or federal laws respecting land use, pollution or protection of the environment for the construction, maintenance or operation of its facilities and the conduct or operation of its business. CXC has obtained each and every one of such permits, consents and approvals and is, and at all times has been, in full compliance with each and every one of the terms and conditions thereof. Further, all of the listed permits, consents and approvals are in full force and effect, none have been modified, and there is no proceeding pending which may result in the reversal, rescission, termination, modification or suspension of any such permit, consent or approval.

                  (g) CXC has kept all records and made all filings required to be made by CXC under or pursuant to all applicable local, state and federal laws relating to land use, pollution and protection of the environment with respect to all exposures, emissions, discharges and releases into the environment and the proper use, storage, transportation and disposal of all Hazardous Substances.

         2.9  Accounts Receivable. [Reserved].

         2.10 Personal Property. A true, correct and complete list of all personal property assets and computer software (the "SCHEDULED ASSETS") used in the conduct of CXC's business (as it is now being conducted and as it is proposed to be conducted) is attached hereto as SCHEDULE 2.10. CXC has good and marketable title to (or, as otherwise disclosed hereunder, a valid leasehold interest in) the Scheduled Assets free and clear of any lien, claim or Liability. The Scheduled Assets are in good condition and repair in all material respects and are suitable for the conduct of CXC's business as it is now being conducted and as it is proposed to be conducted.

         2.11 Taxes. CXC has duly filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed, which returns are accurate and complete, and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any Governmental Entity (all such items are collectively referred to herein as "TAXES"). The CXC Balance Sheet fully accrues or reserves for all current and deferred Taxes. CXC is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any Governmental Entity for the assessment or collection of Taxes. Since the Balance Sheet Date, no liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for Taxes not yet delinquent. CXC is not a party to any Tax sharing, Tax allocation,

Tax indemnity or statute of limitations extension or waiver agreement and has never been included on any consolidated, combined or unitary return with any entity.

         2.12 Compensation/Change in Control. A true, correct and complete list of all directors, officers, employees or consultants of CXC as of the date hereof, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof, is attached hereto as SCHEDULE 2.12. There are no provisions, contracts, agreements, terms or arrangements relating to any amounts or benefits payable to any person or entity (whether currently payable or payable in the future) relating to a change in control of CXC (including, without limitation, a change in control effected by the Merger).

         2.13 Increases in Compensation. Except for de minimis increases affecting only non-officer employees (all of which are reflected on SCHEDULE
2.12 attached hereto), since April 30, 1996, CXC has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees, consultants, advisors or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect on April 30, 1996, nor has CXC effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

         2.14 Compliance with Law.

                  (a) All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of CXC which are necessary to the conduct of CXC's operations or business ("PERMITS") are in full force and effect and CXC is not in violation of any Permit in any respect. The business of CXC has been conducted in compliance with all applicable laws, regulations, orders and other requirements of governmental authorities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to employment practices and procedures, the health and safety of employees and export controls.

                  (b) There have been no judicial or administrative proceedings or other investigations and there are no judicial or administrative proceedings or other investigations pending or threatened alleging violation by CXC of any local, state, federal or foreign laws, regulations and orders respecting the business of CXC including, without limitation, laws, regulations and orders promulgated under or by the Clinical Laboratory Improvement Act, the Food and Drug Administration Act and any foreign, federal, state or local agencies regulating clinical or research laboratories; and CXC has not received any notice of any investigation, claim or proceeding against CXC by any such governmental entity and no fact or circumstance exists which could involve CXC in any such litigation, proceeding, investigation or claim or impose any such liability upon CXC.

         2.15 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against CXC, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and none have been threatened. No facts exist which, if known to stockholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation. CXC is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

         2.16 Products and Services. All products manufactured or services provided by CXC heretofore and prior to the Effective Time shall comply in all material respects with any and all specified requirements as to proper design and construction therefor and shall comply in all material respects with all warranties, express or implied, applicable thereto. The provisions of any and all agreements to which CXC is a party or by which it is bound comply in all material respects with the laws of appropriate jurisdictions. CXC has performed all obligations required to be performed by it and is not in default in any respect under any agreement, lease or other instrument to which it is a party or by which it or its assets or properties are bound; and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. CXC has not in any respect misrepresented its products or services or employed misleading or deceptive advertising, packaging or labeling in connection with the sale of its products or services.

         2.17 Contracts.

                  (a) A complete list of each executory contract and agreement in the following categories to which CXC is a party, or by which it or its assets or properties are bound in any respect, is attached hereto as SCHEDULE
2.17 (copies of which have been provided to HPI):

                           (i) agreements for the purchase, sale, lease or other
disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $2,500.00;

                           (ii) contracts or agreements for the joint
performance of work or services, and all other joint venture agreements;

                           (iii) management or employment contracts, consulting
contracts, collective bargaining contracts, termination and severance agreements;

                           (iv) notes, mortgages, deeds of trust, loan
agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness;

                           (v) pension, retirement, profit-sharing, deferred
compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);

                           (vi) stock option, stock purchase, warrant,
repurchase or other contracts or agreements relating to any share of capital stock of CXC;

                           (vii) contracts or agreements with agents, brokers,
consignees, sale representatives or distributors;

                           (viii) contracts or agreements with any director,
officer, employee, consultant or stockholder;

                           (ix) powers of attorney or similar authorizations
granted by CXC to third parties;

                           (x) licenses, sublicenses, royalty agreements and
other contracts or agreements to which CXC is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights (as defined below); and

                           (xi) to the extent not listed elsewhere in this
Agreement, all other material contracts.

                  (b) Neither CXC nor any of its officers has entered into any contract or agreement containing covenants limiting the right of CXC to compete in any business or with any person. As used in this Agreement, the terms "CONTRACT" and "AGREEMENT" include every contract, agreement, commitment, understanding and promise, whether written or oral.

         2.18 No Default.

                  (a) Each of CXC's contracts, agreements or other instruments (including, without limitation, those referred to in SCHEDULE 2.17 attached hereto) is a legal, binding and enforceable obligation by or against CXC, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). No party with whom CXC has an agreement or contract is in default thereunder or has breached any terms or provisions thereof.

                  (b) CXC has performed, or is now performing, the obligations of, and CXC is not in default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of CXC, nor has CXC received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by CXC or any third party with respect to their respective obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

         2.19 Proprietary Rights.

                  (a) CXC owns or possesses all patents, patent applications, computer programs, trade secrets, copyrights, inventions, drawings, designs, data, trademarks, trade names, service marks, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "PROPRIETARY RIGHTS"), which are used in CXC's business as it has been, is now being and as it is proposed to be conducted.

                  (b) A true, correct and complete list of all patents, trademarks, trade names, service marks, and copyrights, and any applications for the foregoing, owned by CXC or in which CXC has any rights or licenses, as well as pending or contemplated inventions for which CXC may prepare or file patent applications, is attached hereto as SCHEDULE 2.19(a) (with a specific indication on such SCHEDULE 2.19(a) if CXC's rights are other than full outright ownership). Such list includes, as applicable:

                           (i) The title of the patent, mark or copyright, or
                  patent, mark or copyright application constituting such Proprietary Right;

                           (ii) The jurisdictions by or in which such
                  Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed or is pending, including the respective registration or application numbers; and

                           (iii) Material licenses, sublicenses, research
                  agreements, collaborations, joint development and similar agreements with licensors, licensees or sublicensees as to which CXC or any of its affiliates is a party.

The Proprietary Rights on such list are free of any unresolved ownership disputes or claims with respect to any third party and there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any current or former employee, officer, consultant or advisor of CXC.

                  (c) CXC has received from each current or former officer, employee, advisor or consultant of CXC an agreement providing CXC with title and ownership to all Proprietary Rights (including, without limitation, those developed or used by CXC in its business as it has been, is now being and as it is proposed to be conducted) by assignment or otherwise. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

                  (d) The operations of CXC (including, without limitation, its research and development strategies, methods, processes and inventions) do not conflict with or infringe, and no one has asserted to CXC that such operations conflict with or infringe, any Proprietary Rights or any trademarks, trade names or service marks (collectively referred to as "MARKS") owned, possessed or used by any third party. There are no claims, disputes, actions, proceed-ings, suits or appeals pending against CXC with respect to any Proprietary Rights or Marks and none has been threatened. There are no facts or alleged facts which would reasonably serve as a basis for any claim that CXC does not have the right to use, free of any rights or claims of others, all Proprietary Rights and Marks in the development, manufacture, use, sale or other disposition of any or all products or services in the conduct of CXC's business as it has been, is now being and as it is proposed to be conducted.

                  (e) A list of any proceedings before any patent or trademark authority to which CXC is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, office actions, interferences, priority contests, oppositions and protests, is attached hereto as SCHEDULE 2.19(c). Such list also includes any pending applications for reissue or reexamination of a patent.

                  (f) CXC has taken all commercially reasonable measures to maintain the confidentiality of the processes and formulae, technical strategies, methods, inventions, trade secrets, research and development results and other know-how, the value of which to CXC or HPI is contingent upon maintenance of the confidentiality thereof.

                  (g) Each current and former employee, officer, consultant and advisor of CXC has executed a commercially reasonable and valid and enforceable employee secrecy agreement. No current or former employee, officer, consultant or advisor of CXC is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, employee secrecy agreement or any other contract or agreement relating to the relationship of any such person with CXC or any previous employer or such person.

         2.20 Insurance. CXC has provided HPI with true, correct and complete copies of all policies of insurance to which CXC is a party or is a beneficiary or named insured. A list of such policies is attached hereto as SCHEDULE 2.20. CXC has in full force and effect, with all premiums due thereon paid, such policies of insurance. CXC has received no notices of cancellation, termination or non-renewal with respect to such policies. All the insurable properties of CXC are insured in amounts and coverages and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There have been no claims asserted under any of the insurance policies of CXC for the period from CXC's inception to the Effective Time.

         2.21 Bank Accounts. Attached hereto as SCHEDULE 2.21 is a true, correct and complete list setting forth the names and addresses of all banks, other institutions and state governmental departments at which CXC has accounts, money market accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of CXC. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

         2.22 Brokers or Finders. With the exception of the Olmstead Group, L.L.C. (the "OLMSTEAD GROUP") on terms disclosed to HPI, CXC has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. CXC has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.23 Certain Advances. There are no receivables of CXC owing from directors, officers, employees, consultants, advisors or stockholders of CXC, or owing by any affiliate of any director, officer or stockholder of CXC.

         2.24 Related Parties. To the knowledge of the CXC Majority Stockholders after due inquiry, no officer, director, employee or securityholder of CXC, or any affiliate of any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which competes, or which potentially will compete, directly or indirectly, with CXC, provided that the foregoing shall not apply to securities of other companies held by holders of CXC Warrants or their affiliates, or (b) a beneficial interest in any contract or agreement to which CXC is a party or by which CXC may be bound. For purposes of this Section 2.24, there shall be disregarded any interest which arose solely from the ownership of less than a one percent (1%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

         2.25 Employees and Union Activities. CXC has complied in all material respects with all applicable state and federal laws related to employment. None of CXC's employees are represented by any union or are parties to any collective bargaining arrangement, and no attempts are being made to organize or unionize any of such employees.

         2.26 ERISA.

                  (a) Attached hereto as SCHEDULE 2.26 is a list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other plans, agreements, or arrangements involving direct or indirect compensation (including any employment agreements entered into between CXC and any employee of CXC, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by CXC or any ERISA Affiliate (defined below) thereof for the benefit of any employee or former employee of CXC under which CXC or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "EMPLOYEE PLANS"). For purposes of this Section 2.26 "ERISA Affiliate" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in section 414(b) of the Code, (ii) a group of entities under "common control," as defined in section 414(c) of the Code, (iii) an "affiliated service group," as defined in section 414(m) of the Code, or (iv) a group of entities aggregated under treasury regulations promulgated under section 414(o) of the Code, any of which includes CXC. Copies of all Employee Plans (and, if applicable, related trust agreements), all amendments thereto and all material written interpretations thereof, including (without limitation) summary plan descriptions, have been provided to HPI, together with (x) the most recent annual report (Form 5500), including if applicable, Schedule B thereto prepared in connection with any such Employee Plan and (y) the most recent actuarial valuation prepared in connection with any such Employee Plan. SCHEDULE 2.26 attached hereto expressly identifies which of CXC's Employee Plans, individually or collectively, constitute an "employee pension benefit plan," as defined in section 3(2) of ERISA (collectively, the "PENSION PLANS").

                  (b) No Pension Plan is subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. No Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, excluding transactions effected pursuant to a statutory or administrative exemption, has occurred with respect to any Employee Plan which is covered by Title I of ERISA which would make CXC or any officer or director thereof subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

                  (c) Each Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, except to the extent that the requirements for qualification may be satisfied by adopting retroactive amendments under Section 401(b) of the Code and the regulations thereunder or under section 1140 of the Tax Reform Act of 1986, and each trust forming a part of each such Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. CXC has provided to HPI copies of the most recent Internal Revenue Service determination letters with respect to each such Pension Plan. Each Pension Plan has been maintained in compliance with its terms and with the applicable requirements of ERISA and the Code.

                  (d) To the extent not specifically referenced on another schedule attached hereto, SCHEDULE 2.26 attached hereto includes a list and description of each employment, severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by CXC and (iii) covers any employee or former employee of CXC. Such contracts, plans and arrangements as are described in this Section 2.26(d) are herein referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements, and HPI has been provided with a copy of each such Benefit Arrangement.

                  (e) There has been no amendment to, written interpretation or announcement (whether or not written) by CXC relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the four-month period ended April 30, 1996.

                  (f) CXC has materially complied with the requirements of
section 4980B of the Code with respect to any "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employee of CXC.

                  (g) CXC is not a party to any contract, instrument, agreement or arrangement with a "disqualified individual" (as defined in Section 280G(c) of the Code) that could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or subject any such disqualified individual to the excise tax imposed under Section 4999 of the Code.

                  (h) Each Employee Plan or Benefit Arrangement complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                  (i) There is no pending or threatened claim or litigation relating to any Employee Plan or Benefit Arrangement.

         2.27 Underlying Documents. All documents which have been provided by CXC to HPI are true, correct and complete copies, and there are no amendments or modifications thereto that have not also been disclosed and provided to HPI.

         2.28 Full Disclosure.

                  (a) Information. Any information furnished by or on behalf of CXC to HPI (including without limitation all information and financial data pertaining to CXC) does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                  (b) Collaboration Agreements/Proprietary Rights. Without limiting the generality of the foregoing clause (a), CXC has provided and/or disclosed to HPI (in the person of Bernard D. King or Terence E. McMorrow) all information, analyses and materials (whether of CXC or its officers or employees, any third party or its officers or employees or any consultant, advisor, government representative or official) with respect to (i) the collaborations of CXC with third parties and (ii) the Proprietary Rights (including, without limitation, with respect to the patentability, copyrightability or other similar protection with respect thereto, as applicable, and any potential or actual infringement with the rights of any third parties).

         2.29 Proxy Statement and Other Information. On the date CXC mails to the CXC stockholders its proxy material and disclosure documents relating to the Merger (collectively, the "MERGER PROXY STATEMENT") and on the date CXC's stockholders' meeting is held (or a vote on the Merger by CXC's stockholders otherwise takes place), and on the Effective Time, CXC's Merger Proxy Statement will contain all material statements concerning CXC which are required to be set forth therein in accordance with any applicable federal or state securities or corporate laws; and at such respective times, the Merger Proxy Statement will not include any untrue statement of a material fact concerning CXC or omit to state any material fact concerning CXC required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

         2.30 CXC Affiliates. SCHEDULE 2.30 attached hereto includes a list of each person who, as of the date hereof, may be deemed to be an "affiliate" of CXC as that term is used in Rule 145 under the Securities Act of 1933, as amended (the "1933 ACT"), and the rules and regulations thereunder and who will become a beneficial owner of HPI Common Stock pursuant to the Merger (the "CXC AFFILIATES").

         2.31 Discussions. SCHEDULE 2.31 attached hereto includes a list of each Discussion (as defined in Section 4.3(b) below) as of the date hereof.


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                         HPI AND ACQUISITION CORPORATION

         Except as otherwise set forth in SCHEDULE 3 (the "HPI DISCLOSURE SCHEDULE") delivered to CXC prior to the execution of this Agreement and attached hereto (it being agreed that any item set forth in the HPI Disclosure Schedule having relevance to more than one of the following sections of this
Article 3 shall be recited in full or cross-referenced in each applicable section of the HPI Disclosure Schedule), each of HPI and Acquisition Corporation represent and warrant to CXC as follows:

         3.1 Organization. Each of HPI and Acquisition Corporation (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of HPI, (c) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (d) possesses all licenses, franchises, rights and privileges material to the conduct of its respective business.

         3.2 Authority.

                  (a) HPI and Acquisition Corporation have all requisite corporate power and authority to enter into this Agreement and the related agreements contemplated herein, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the related agreements contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of HPI and Acquisition Corporation. This Agreement and the related agreements contemplated hereby and thereby have been duly executed and delivered by HPI and

Acquisition Corporation and constitute valid and binding obligations of HPI and Acquisition Corporation, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). Provided the conditions set forth in Article 5 are satisfied, the execution and delivery of this Agreement, and the related agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, or result in the creation of any lien, encumbrance or restriction in favor of any third party upon any of the assets or properties of HPI, under (a) any provision of the Certificate of Incorporation or Bylaws of HPI, (b) any provision of the Articles of Incorporation or Bylaws of Acquisition Corporation or (c) any agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to HPI or Acquisition Corporation or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a material adverse effect on HPI.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person is required by or with respect to HPI or Acquisition Corporation in connection with the execution and delivery of this Agreement, or the related agreements contemplated hereby by HPI and Acquisition Corporation or the consummation by HPI and Acquisition Corporation of the transactions contemplated hereby, except for (a) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws (including, without limitation, the filing of a Form D with the SEC - with reference to Section 4.9 below) and (c) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on HPI.

         3.3 Capital Structure. The authorized capital stock of HPI consists of 40,000,000 shares of HPI Common Stock and 5,000,000 shares of preferred stock, $.001 par value ("HPI PREFERRED STOCK"). At the close of business on May 31, 1996: (a) approximately 13,141,544 shares of HPI Common Stock were issued and outstanding; (b) up to approximately 1,860,465 shares of HPI Common Stock were reserved (or available) for issuance upon the exercise of options granted (or available for grant) by HPI under its 1992, 1995 or 1996 Stock Plans ("HPI OPTIONS"); and (c) up to approximately 100,000 shares of HPI Common Stock were reserved for issuance under the HPI Employee Stock Purchase Plan. No shares of HPI Preferred Stock are outstanding.

         3.4 SEC Documents. HPI has furnished, or made available to CXC, true, correct and complete copies of HPI's prospectus dated March 29, 1996 and HPI's Form 10-Q for the quarter ended March 31, 1996 (the "HPI SEC DOCUMENTS"). As of their respective dates, each HPI SEC Document complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), or the 1933 Act, and none of the HPI SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.5 Shares of Common Stock. The shares of HPI Common Stock to be issued and delivered to the CXC securityholders as of the Effective Time (the "CXC SECURITYHOLDERS") in accordance with this Agreement, when so issued and delivered, will (a) be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, HPI's Certificate of Incorporation or Bylaws or any agreement to which HPI is a party, and (b) based in part upon the representations of the CXC Securityholders and the covenants of CXC, be issued in compliance with all applicable federal and state securities laws.


                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

         4.1 Legal Conditions to the Merger. Each party will take all reasonable actions (a) necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other parties hereto in connection with any such requirements imposed upon the other parties in connection with the Merger and (b) to obtain (and to cooperate with the other parties, if any, in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party, if any (or by the other parties), in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         4.2 CXC Stockholders' Approval.

                  (a) CXC agrees to use its best efforts promptly to (i) submit this Agreement and any related matters to its stockholders for approval, by means of the Merger Proxy Statement, all as provided by law and the CXC Charter and Bylaws, at a meeting which will be held as soon as practicable after the date of this Agreement and (ii) obtain the approval of all CXC stockholders to the Merger as contemplated herein. The Merger Proxy Statement shall include, without limitation, an opinion of counsel to CXC, in form and substance reasonably satisfactory to HPI and its counsel, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of HPI and CXC is a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) neither HPI nor CXC will recognize any income, gain or loss as a result of the Merger.

                  (b) Each of the CXC Majority Stockholders agrees to approve the Merger as contemplated herein, and CXC agrees to solicit such approval from all other CXC stockholders.

                  (c) The Corporate Parties and their counsel will promptly prepare the Merger Proxy Statement. Each Corporate Party shall take all commercially reasonable actions to provide appropriate information regarding such Corporate Party and the transactions contemplated hereby for inclusion in the Merger Proxy Statement.

         4.3 Interim Operations of CXC.

                  (a) CXC covenants and agrees that, prior to the Effective Time (unless HPI shall otherwise agree in writing):

                           (i) Its business shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

                           (ii) It shall not (A) create any subsidiaries; (B) amend its charter or by-laws; (C) split, combine or reclassify its capital stock; or (D) declare, set aside or pay any dividend payable in cash, stock or property with respect to its capital stock.

                           (iii) It shall not (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or any other property or assets other than shares issuable upon the exercise of outstanding options, warrants or rights as expressly identified above (in Section 2.2); (B) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or properties (including, without limitation, any Proprietary Rights); (C) incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (D) acquire, directly or indirectly by redemption or otherwise, any shares of its capital stock; or (E) authorize capital expenditures in excess of $2,500.00 or make any acquisition of, or investment in, assets or stock of any other person or entity.

                           (iv) It shall not commit to or effect any licensing arrangement (inbound or outbound), corporate partnering or collaboration agreement, research and development agreement or any similar agreement or arrangement with any third party.

                           (v) It shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee; and it shall not establish, adopt, enter into, make any new grants or awards under or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee.

                           (vi) It shall not settle or compromise any material claims or litigation or modify, amend or terminate any of its contracts or agreements or waive, release or assign any material rights or claims.

                           (vii) It shall not make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated.

                           (viii) It shall not authorize or enter into any agreement or arrangement to do any of the foregoing, or, except as expressly permitted pursuant to the provisions of Section 4.3(b) below, negotiate, hold discussions with respect to, or otherwise take any actions regarding any of the foregoing.

                  (b) On or prior to the date hereof, CXC shall advise HPI regarding all negotiations or discussions with any third party regarding any activity contemplated by Section 4.3(a) above (collectively, the "DISCUSSIONS"). In HPI's sole discretion, HPI may notify CXC in writing to continue any such Discussions on terms approved by HPI (in its sole discretion). In the absence of such written notice, CXC shall immediately terminate and thereafter refrain from further such Discussions, and CXC shall promptly advise any interested third parties accordingly.

         4.4 Access. Upon reasonable notice, CXC shall afford the officers, employees, counsel, accountants and other authorized representatives (collectively, "REPRESENTATIVES") of HPI access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, agreements and records and, during such period, CXC shall furnish promptly to HPI all information concerning its business, properties and personnel as HPI or its Representatives may reasonably request. Without limiting the foregoing, CXC shall prepare and provide HPI with monthly (unaudited) financial statements promptly following the end of each calendar month from and after the date of this Agreement.

         4.5 Good Faith. Each party shall act in good faith (a) in an attempt to cause to be satisfied all the conditions precedent to its obligations and those of the other parties to this Agreement over which it has control or influence and (b) take all reasonable action within its capability necessary to render accurate as of the Effective Time its representations and warranties contained in this Agreement.

         4.6 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, HPI and its Board of Directors or CXC and its Board of Directors, as the case may be, shall use their reasonable efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

         4.7 Update to Disclosures. Without limiting a party's right to rely on the representations and warranties of the other party(ies) as of the date of this Agreement, each party shall provide updates to the disclosures provided or made available hereunder as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Article 2 or 3, as the case may be, true and correct as of the date of this Agreement.

         4.8 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Article 7 hereof, neither CXC nor any of its officers, directors or affiliates nor any of the CXC Majority Stockholders shall (a) initiate contact with, solicit or encourage any inquiry or proposal by or (b) enter into discussions with, or disclose, directly or indirectly, any information not customarily disclosed to the public concerning the business and properties of CXC to, or afford access to the properties, books or records of CXC to, any corporation, partnership, person or other entity or group in connection with any possible proposal (an "ACQUISITION PROPOSAL") regarding a sale of CXC's capital stock or a merger, consolidation, sale of all or a substantial portion of the assets of CXC or any similar transaction. CXC will notify HPI promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

         4.9 Exempt Transaction. Each party shall take all actions necessary or advisable for the issuances of shares of HPI Common Stock in connection with the Merger to qualify as a transaction exempt from the registration provisions of
Section 5 of the 1933 Act pursuant to Rule 506 of Regulation D promulgated thereunder ("REGULATION D"). In connection with the distribution of the Merger Proxy Statement, CXC agrees to cause each CXC Securityholder (including, without limitation, the holders of CXC Warrants and CXC Options) to complete (i) a Prospective Investor Questionnaire in the form attached hereto as EXHIBIT D-1 (a "QUESTIONNAIRE") and (ii) an investment representation letter in the form attached hereto as EXHIBIT D-2 (a "REPRESENTATION LETTER"). To the extent that any Corporate Party or counsel for any Corporate Party reasonably determines that a holder of CXC Common Stock is not sophisticated for purposes of Rule 506 of Regulation D, CXC agrees that it shall retain a "PURCHASER REPRESENTATIVE" (as defined in Rule 501 of Regulation D) to assist such holder(s) in evaluating the Merger Proxy Statement and the investment decision represented by this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

         4.10 Registration Rights. The former stockholders of CXC receiving Current Shares and Future Shares in connection with the Merger shall have such registration rights with respect thereto as are set forth on SCHEDULE 5 attached hereto; provided, however, that such stockholders shall agree to be bound by the provisions of such SCHEDULE 5 as a condition precedent to the enjoyment of any such rights and, at the request of HPI, any such stockholder shall execute a specific acknowledgement and agreement to be so bound (or else such stockholder shall be deemed to have forfeited such rights).

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of HPI, Acquisition Corporation and CXC to Effect the Merger. The obligations of HPI, Acquisition Corporation and CXC to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by HPI, Acquisition Corporation and CXC:

                  (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction shall be pending which, in the good faith judgment of CXC or HPI, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  (b) Statutes. No statute, rule or regulation shall have been enacted by any Governmental Entity which would (i) make the consummation of the Merger illegal, (ii) prohibit HPI's or Surviving Corporation's ownership or operation of all or a material portion of the business or assets of CXC, or compel HPI or Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of CXC, as a result of the Merger, or
(iii) render HPI, CXC or Acquisition Corporation unable to consummate the Merger, except for any waiting period provisions.

                  (c) Escrow Agreement. All parties to the Escrow Agreement (including, without limitation, the Escrow Agent) shall have executed and mutually delivered the Escrow Agreement.

                  (d) Certificate of Merger. The Delaware Certificate of Merger shall be fully executed and in the possession of HPI's agent for filing in Delaware promptly following the Closing.

         5.2 Conditions to Obligations of HPI and Acquisition Corporation. The obligations of HPI and Acquisition Corporation to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived by HPI:

                  (a) Representations and Warranties. The representations and warranties of CXC and the CXC Majority Stockholders set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, except as otherwise specified by this Agreement, and HPI shall have received a certificate or certificates to such effect signed by (i) the Chief Executive Officer, the President and the Secretary of CXC (the "CXC OFFICERS") and (ii) each of the CXC Majority Stockholders.

                  (b) Performance of Obligations of CXC. CXC shall have performed in all respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and HPI shall have received a certificate to such effect signed by the CXC Officers.

                  (c) Stockholder Approval. This Agreement shall have been approved and adopted by the required affirmative vote of the holders of the outstanding shares of CXC Common Stock.

                  (d) Employment and Consulting Agreements. Katie A. Thompson shall have executed and delivered to HPI the Employment Agreement in the form attached hereto as EXHIBIT E-1. Michael C. Dickman shall have executed and delivered to HPI the Consulting Agreement in the form attached hereto as EXHIBIT E-2.

                  (e) CXC Options.

                           (i) No Acceleration. Neither the Merger nor any of the other transactions contemplated by this Agreement shall cause or be deemed to constitute an acceleration event for, or otherwise cause the immediate or modified vesting of, any CXC Option. Insofar as any such rights may have existed or be in existence prior to the Closing, CXC shall provide to HPI, in advance of the Closing, reasonable evidence of the termination of such rights.

                           (ii) Substitute Options. Each holder of a CXC Option shall have executed (A) a release regarding any and all rights with respect thereto and (B) an acknowledgement of receipt, to be effective promptly following the Effective Time, of a Substitute HPI Option pursuant to SCHEDULE 4 attached hereto.

                  (f) Questionnaires and Representation Letters. HPI shall have received a copy of a Questionnaire and a Representation Letter, each completed to the reasonable satisfaction of HPI and its counsel, from each holder of CXC Securities.

                  (g) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement including any such requirements under applicable federal or state securities laws shall have been filed, occurred or been obtained, other than filings with and approvals by governments relating to the Merger if failure to make such filings or obtain such approvals would not be materially adverse to HPI.

                  (h) Third-Party Approvals. Any and all notices to or consents or approvals required from third parties in order to consummate the transactions contemplated herein relating to contracts, agreements, licenses, leases and other instruments material to the business of CXC shall have been given or obtained, as the case may be.

                  (i) Opinions of CXC's Counsel.

                           (i) Corporate Opinion. HPI shall have received the legal opinion of corporate counsel to CXC dated as of the Closing and substantially in the form attached hereto as EXHIBIT F-1.

                           (ii) Patent Opinion. HPI shall have received the legal opinion of intellectual property counsel to CXC, dated as of the Closing, which shall, in HPI's discretion, be in substantially the form attached hereto as EXHIBIT F-2 or in form and substance satisfactory to HPI.

                  (j) Resignation of CXC Board. Except as otherwise contemplated by Section 1.4(c), each director of CXC shall have submitted his or her resignation to be effective as of the Effective Time.

                  (k) Absence of Dissenting CXC Shares. There shall be no Dissenting CXC Shares.

                  (l) Affiliate Agreements. [Reserved]

                  (m) Pledge Agreements. Each CXC Majority Stockholder shall have executed and delivered to HPI a pledge agreement in substantially the form attached as EXHIBIT G hereto (a "PLEDGE AGREEMENT").

                  (n) Olmstead Group. The Olmstead Group shall have released any and all rights that it may have with respect to its current arrangements with CXC in exchange for a new arrangement between CXC and the Olmstead Group which shall be acceptable to HPI in HPI's sole discretion.

                  (o) Diligence and Corporate Matters. The corporate matters and affairs of CXC, and the results of any and all diligence inquiries by HPI and its Representatives, shall be acceptable to HPI and its counsel in the sole discretion of HPI; provided, however, that neither the provisions of this paragraph nor any other provisions of this Agreement shall lessen HPI's ability to rely upon the representations, warranties, covenants and agreements of CXC and the CXC Majority Stockholders (which ability shall be absolute and unfettered).

                  (p) CXC Warrants. All CXC Warrants shall have either been exercised for no more than 297,359 shares of CXC Common Stock or been canceled (with a related release of all associated rights by the holders thereof).

                  (q) Dillon Waiver. HPI shall have obtained a waiver from Dillon, Read & Co., Inc. with respect to the issuances of HPI Common Stock contemplated hereby if the Effective Time is on or before September 26, 1996.

                  (r) BMS. BMS (as defined in SCHEDULE 1) shall have committed in writing to provide HPI with reports as expressly contemplated by note (3) in
SCHEDULE 1 with respect to the achievement or non-achievement of Milestones.

         5.3 Conditions to Obligations of CXC. The obligations of CXC to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by CXC:

                  (a) Representations and Warranties. The representations and warranties of HPI and Acquisition Corporation set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, except as otherwise contemplated herein or therein, and CXC shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of HPI (an "HPI OFFICER") to such effect.

                  (b) Performance of Obligations of HPI and Acquisition Corporation. HPI and Acquisition Corporation shall have performed in all respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and CXC shall have received a certificate signed by an HPI Officer to such effect.

                  (c) Opinion of HPI's Counsel. CXC shall have received the legal opinion of counsel to HPI dated as of the Closing and substantially in the form attached hereto as EXHIBIT F-3.

                  (d) Trading. There shall not have occurred and be in effect at the Effective Time any suspension in trading of shares of HPI on the Nasdaq National Market.



                                    ARTICLE 6

                             OFFSET/INDEMNIFICATION

         6.1 Offset.

                  (a) Offset Right. HPI and its successors and assigns shall be entitled to recover (the "OFFSET RIGHT") against the pool of potential shares of HPI Common Stock represented by the Potential Earn-Out Shares (comprised at any given time of the unreleased Escrow Shares, if any, and the Future Shares - collectively, the "OFFSET SHARES") any and all losses, liabilities, taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims (collectively, "DAMAGES"), which HPI may suffer or incur (including, without limitation, as a result of a decrease in or adverse effect upon the value of its investment or ownership interest in CXC) to the extent of and by reason of the inaccuracy or breach of any of the representations, warranties, covenants or agreements of CXC contained in this Agreement or any documents, certificates or agreements delivered pursuant hereto.

                  (b) Olmstead Group. Without in any way limiting the nature or breadth of either the Offset Right or the concept of Damages, in the event that HPI and/or CXC shall be required to pay any compensation, fees or expenses to the Olmstead Group (including, without limitation, amounts paid in settlement), the aggregate amount of such payment(s), plus any Damages which HPI may suffer or incur with respect thereto, shall constitute Damages with respect to which HPI may exercise the Offset Right (or, if the Offset Right shall be unavailable, with respect to which HPI shall be entitled to CXC Majority Stockholder Indemnification (as defined below)).

                  (c) No Limit on Exercise. In order to exercise the Offset Right, HPI shall not be required to (i) proceed against any person or entity including any CXC Securityholder, (ii) proceed against or exhaust any collateral or security or any part thereof or (iii) pursue any other remedy in its power, and CXC waives any defense arising by reason of any inability of any other obligor to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies with respect to any other person.

         6.2 Claims Upon Offset Shares.

                  (a) Exercise of Right. To exercise the Offset Right, HPI shall deliver to any spokesperson for the CXC Securityholders (each a "SPOKESPERSON") a certificate signed by an HPI Officer (an "OFFICER'S CERTIFICATE"):

                           (i) stating that HPI has incurred, paid, properly accrued or otherwise suffered Damages in an aggregate stated amount with respect to which HPI is entitled to recover pursuant to the Offset Right; and

                           (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated and the nature of the misrepresentation, breach of warranty or claim to which such item is related.

                  (b) Value of Shares. For the purposes of the Offset Right, each share of HPI Common Stock (or right to acquire a share of HPI Common Stock) constituting a portion of the Offset Shares shall be valued at an amount equal to the average closing price per share of HPI Common Stock on the Nasdaq National Market for the twenty (20) trading days preceding the date Damages are fixed. In the absence of a dispute regarding the amount of Damages, the date Damages are deemed fixed for purposes of the Offset Right shall be the date of the related Officer's Certificate.

         6.3 Objections to Claims. For a period of ten (10) days following the time of delivery of an Officer's Certificate to a Spokesperson, no exercise of the Offset Right for the Damages referenced in such Officer's Certificate shall be deemed to occur unless HPI receives written authorization from a Spokesperson. After the expiration of such ten (10) day period, the Offset Right shall be deemed perfected, and the Potential Earn-Out Shares shall be reduced accordingly (which shall have the effect in the Milestones (as defined in SCHEDULE 1) as set forth in SCHEDULE 1), unless (a) any Spokesperson shall object in a written statement delivered to HPI to the claims made in the Officer's Certificate and (b) such statement shall have been delivered to HPI prior to the expiration of such ten (10) day period. In addition to having the effect described in SCHEDULE 1, implementation of the Offset Right shall serve first to reduce the number of available Future Shares and thereafter, if applicable, the number of Escrow Shares (with any such Escrow Shares to be released from the Escrow Account to HPI for return to the status of authorized but unissued shares).

         6.4 Spokespersons. Initially, each of the CXC Majority Stockholders, except for Donna C. Leach, shall each be a Spokesperson; however, a successor to any or all Spokespersons may be chosen by CXC Securityholders holding at least 90% of the then present percentage interests in the Offset Shares.

         6.5 Resolution of Conflicts. If a Spokesperson shall object in writing to an exercise of the Offset Right by HPI in respect of any claim or claims made in any Officer's Certificate, such Spokesperson and HPI shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within sixty (60) days after objection by the Spokesperson. If the Spokesperson and HPI should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties.

         6.6 Spokespersons; Powers of Attorney.

                  (a) Attorney-in-Fact. Each Spokesperson shall be deemed to be appointed and constituted agent and attorney-in-fact by each CXC Securityholder who does not exercise dissenter's rights in respect of the Merger, for and on behalf of such CXC Securityholder, to do the following: (i) to execute the Escrow Agreement; (ii) to give and receive notices and communications; (iii) to authorize recovery by HPI against the Offset Shares in satisfaction of claims by HPI (whether against Escrow Shares or Future Shares); (iv) to object to such recovery; (v) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to claims by HPI; (vi) to modify the Milestones or the methods or protocols by which Milestones are deemed to be achieved; (vii) to waive or settle any and all rights of CXC Securityholders with respect to the achievement of Milestones and/or the issuance or delivery of Potential Earn-Out Shares (whether from Escrow Shares or Future Shares); (viii) to participate in Dispute Resolution (as defined in SCHEDULE 1) and to resolve, with full authority to settle in any manner, any Dispute (as defined in SCHEDULE 1); and (ix) to take all actions necessary or appropriate in the judgment of any Spokesperson for the accomplishment of the foregoing. Any Spokesperson may resign upon thirty (30) days' notice to the Corporate Parties. Any Spokesperson may be replaced by the CXC Securityholders from time to time upon not less than five (5) days' prior written notice to HPI; provided, however, that a Spokesperson may not be replaced unless holders of at least 90% of the then present percentage interests in the Offset Shares agree to such replacement. No bond shall be required of the Spokespersons, and the Spokespersons shall receive no compensation for their services. Notice or communications to or from any Spokesperson shall constitute notice to or from each of the CXC Securityholders.

                  (b) No Liability. Spokespersons shall not be personally liable for their service in such capacity to HPI, the Surviving Corporation or the CXC Securityholders for any act done or omitted hereunder as a Spokesperson while acting in good faith. The CXC

Securityholders shall jointly and severally indemnify the Spokespersons and hold the Spokespersons harmless against any loss, liability or expense incurred without bad faith on the part of any Spokesperson and arising out of or in connection with the acceptance or administration of such Spokesperson's duties hereunder.

         6.7 Actions of Spokespersons. A decision, act, consent or instruction of any Spokesperson shall constitute a decision of all the CXC Securityholders, and shall be final binding and conclusive upon each of the CXC Securityholders, and the Escrow Agent and HPI may rely upon any decision, act, consent or instruction of any Spokesperson as being the decision, act, consent or instruction of each and all of the CXC Securityholders. The Escrow Agent and HPI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of any Spokesperson. Although the Spokespersons shall not be obligated to obtain instructions from the CXC Securityholders prior to any decision, act, consent or instruction, if, and to the extent that, a Spokesperson receives any written instructions from the holders of at least 90% of the then present percentage interests in the Offset Shares, the Spokesperson shall comply with such instructions and such instruction shall be binding as if unanimously given by all CXC Securityholders.

         6.8 Indemnification by CXC Majority Stockholders.

                  (a) From and after the Closing Date, each CXC Majority Stockholder shall jointly and severally indemnify and hold harmless HPI and its successors and assigns ("CXC MAJORITY STOCKHOLDER INDEMNIFICATION") against and in respect of any and all Damages which HPI may suffer or incur (including, without limitation, as a result of a decrease in or adverse effect upon the value of its investment or ownership interest in CXC) to the extent of and by reason of the inaccuracy or breach of any of the representations, warranties, covenants or agreements of any CXC Majority Stockholder contained in this Agreement or any documents, certificates or agreements delivered pursuant hereto; provided, however, that:

                           (x) CXC Majority Stockholder Indemnification shall not be available if and to the extent HPI has successfully exercised its Offset Right with respect to the subject Damages; and

                           (y) the obligation represented by CXC Majority Stockholder Indemnification shall, with respect to each CXC Majority Stockholder, be non-recourse except with respect to all shares of HPI Common Stock which are issued or issuable to such CXC Majority Stockholder in connection with the Merger (the "SUBJECT SHARES").

                  (b) To provide security (and recourse) for the obligations represented by the CXC Majority Stockholder Indemnification, each CXC Majority Stockholder shall, effective as of the Closing, pledge his or her Subject Shares to HPI pursuant to the terms of a Pledge Agreement; provided, however, that certain amounts of the Subject Shares of the CXC Majority Stockholders other than Mr. Robert E. Leach shall not be subject to such pledge and/or shall be released from such pledge pursuant to the provisions of SCHEDULE 6 attached hereto. Without limiting the obligations of the CXC Majority Stockholders hereunder, each CXC Majority Stockholder hereby appoints HPI as his or her attorney-in-fact with full power to take any and all actions (including the execution and delivery of documents) necessary to implement and perfect such pledge.

                  (c) Within a reasonable period of time after which HPI becomes aware of an event or circumstance for which it intends to seek CXC Majority Stockholder Indemnification, HPI shall provide notice to each affected CXC Majority Stockholder. Such notice shall include a summary of the event(s) or circumstance(s) at issue. If a third party action is involved, the CXC Majority Stockholders acknowledge and agree that, without an obligation to do so, HPI shall have the absolute right to control the defense thereof with counsel reasonably acceptable to HPI.

                  (d) Any claim by HPI for CXC Majority Stockholder Indemnification shall be effective only if notice thereof is sent to the affected CXC Majority Stockholder(s) (to the address(es) and by any method of delivery specified in Section 8.3 below), on or before the date which is two years after the Effective Time.


                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of CXC:

                  (a) By mutual written consent of HPI, Acquisition Corporation and CXC;

                  (b) By HPI or Acquisition Corporation, if (i) there has been a material breach of this Agreement on the part of CXC with respect to any of its agreements, covenants, representations or warranties contained herein and such breach has not been cured within five (5) business days after written notice thereof from HPI or Acquisition Corporation or (ii) the Merger has not been consummated on or before July 31, 1996 (and neither HPI nor Acquisition Corporation is in breach of its obligations under this Agreement);

                  (c) By CXC, if (i) there has been a material breach of this Agreement on the part of HPI or Acquisition Corporation with respect to any of their agreements, covenants, representations or warranties contained herein and such breach has not been cured within five (5) business days after written notice thereof from CXC or (ii) the Merger has not been consummated on or before September 30, 1996 (and CXC is not in breach of its obligations under this Agreement); or

                  (d) By HPI, Acquisition Corporation or CXC if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or (iii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the

Merger by any Governmental Entity, which would (A) prohibit HPI's or CXC's ownership or operation of all or a material portion of the business of CXC, or compel HPI or CXC to dispose of or hold separate all or a material portion of the business or assets of CXC or HPI as a result of the Merger or (B) render HPI, Acquisition Corporation or CXC unable to consummate the Merger.

         7.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either HPI, Acquisition Corporation or CXC, except for liability arising out of the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         7.3 Amendment/ Waiver. Except as provided in Section 6.6 above, this Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto. At any time prior to the Effective Time, the parties hereto may (a) mutually extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties by another party contained herein or in any document delivered by such party pursuant hereto to and (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of the parties hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of the party to be bound.


                                    ARTICLE 8

                                     GENERAL

         8.1 Payment of Expenses. HPI, Acquisition Corporation and CXC shall each pay its own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal and accounting expenses).

         8.2 Survival. The representations, warranties, covenants and agreements of the Corporate Parties and the CXC Majority Stockholders shall survive the Merger and continue thereafter indefinitely.

         8.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by courier service, or by telecopy with confirmation copy sent by one of the above methods, as follows:

         if to HPI:

                  Houghten Pharmaceuticals, Inc.
                  3550 General Atomics Court
                  San Diego, CA  92121
                  Attention: President
                  Fax: (619) 455-2544

         with a copy to:

                  Pillsbury Madison & Sutro LLP
                  235 Montgomery Street
                  San Francisco, CA  94104
                  Attention: Thomas E. Sparks, Jr., Esq.
                  Fax: (415) 983-7396

         if to CXC:

                  ChromaXome Corp.
                  11111 Flintkote Ave., Suite A
                  San Diego, CA  92121
                  Attention: President
                  Fax: (619) 453-5215

         with a copy to:

                  Law Offices of J. Douglass Jennings, Jr.
                  9171 Towne Centre Drive, Suite 350
                  San Diego, CA  92122
                  Attention: Joseph W. Robinson, Esq.
                  Fax: (619) 457-0252

         or if to any Spokesperson and/or CXC Majority Stockholder:

                  Robert E. Leach
                  14710 Caminito Porte Delgata
                  Del Mar, CA 92014

                  Donna C. Leach
                  14710 Caminito Porte Delgata
                  Del Mar, CA 92014

                  Michael C. Dickman
                  12991 Caminito Bodega
                  Del Mar, CA 92014

                  Katie A. Thompson
                  12991 Caminito Bodega
                  Del Mar, CA 92014

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

         8.4 Headings/Gender/Plural. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. Any reference to the masculine, feminine or neutral gender shall be deemed to include any or all other genders as appropriate. Any reference to the singular form of a word or phrase shall be deemed to include or mean the plural, if appropriate, and vice versa.

         8.5 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

         8.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

         8.7 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects, and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, understandings, agreements, commitments and writings with respect to such subject matter; provided, however, that (i) each of that certain Loan and Option Agreement between HPI and CXC dated as of August 31, 1995 and the Shareholder Agreement shall remain in full force and effect and shall not be modified by the provisions of this Agreement or the event of the Merger and (ii) any promissory notes evidencing lending from HPI to CXC shall remain in full force and effect and shall not be modified by the provisions of this Agreement or the event of the Merger.

         8.8 Incorporation. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.9 Milestone Dispute Resolution. Dispute Resolution (as defined in
SCHEDULE 1) shall constitute the sole and exclusive method, means and procedure to resolve any Dispute (as defined in SCHEDULE 1), and THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO THE CONTRARY AND SHALL AT ALL TIMES CONDUCT THEMSELVES IN STRICT, FULL, COMPLETE AND TIMELY ACCORDANCE WITH THE REQUIREMENTS OF DISPUTE RESOLUTION. ANY AND ALL ATTEMPTS TO CIRCUMVENT THE PROVISIONS OF THIS SECTION 8.9 SHALL BE ABSOLUTELY NULL AND VOID AND OF NO FORCE OR EFFECT WHATSOEVER.

         8.10 Nasdaq References. Where reference is made in this Agreement to the trading price of HPI Common Stock on the Nasdaq National Market, any such reference shall be deemed modified to mean the primary trading market for HPI Common Stock if such market is not then the Nasdaq National Market or, in the absence of an active and organized national market for HPI Common Stock, a determination in the good faith and reasonable discretion of the Board of Directors of HPI regarding an appropriate price for HPI Common Stock.

         8.11 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, however, that any such modification shall apply only with respect to the operation of this Agreement (or any affected agreement entered into pursuant to this Agreement) in the particular jurisdiction in which such determination of illegality or unenforceability is made.

         8.12 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

         IN WITNESS WHEREOF, HPI, Acquisition Corporation, CXC and each of the CXC Majority Stockholders have caused this Agreement to be executed and attested (in the case of the Corporate Parties, by their respective officers thereunto duly authorized), all as of the date first above written.


                                        CHROMAXOME CORP., a Delaware
                                        corporation

ATTEST:                                 By        /s/ Robert E. Leach
                                           -------------------------------------

     /s/ Katie A. Thompson              Title     Chairman
- -------------------------------               ----------------------------------

                                        CXC ACQUISITION CORPORATION,
                                        a Delaware corporation

ATTEST:                                 By        /s/ Terence E. McMorrow
                                           -------------------------------------

     /s/ Patricia O'Brien               Title     Treasurer, CFO and Secretary
- -------------------------------               ----------------------------------

                                        HOUGHTEN PHARMACEUTICALS, INC.,
                                        a Delaware corporation

ATTEST:                                 By        /s/ Robert S. Whitehead
                                           -------------------------------------

     /s/ Patricia O'Brien               Title     President and CEO
- -------------------------------               ----------------------------------


CXC MAJORITY STOCKHOLDERS
(in their individual capacities
and, except for Donna C. Leach,
as Spokespersons):


     /s/ Katie A. Thompson                        /s/ Michael C. Dickman
- -------------------------------         ----------------------------------------
KATIE A. THOMPSON,                      MICHAEL C. DICKMAN,
an individual                           an individual



     /s/ Robert E. Leach                          /s/ Donna C. Leach
- -------------------------------         ----------------------------------------
ROBERT E. LEACH,                        DONNA C. LEACH,
an individual                           an individual

                                INDEX OF EXHIBITS


Exhibit           Description
- -------           -----------

A                 CXC Charter

B                 CXC Restated Charter

C                 Escrow Agreement

D-1               Form of Investor Questionnaire

D-2               Form of Representation Letter

E-1               Employment Agreement for Katie A. Thompson

E-2               Consulting Agreement for Michael D. Dickman

F-1               Form of Legal Opinion for Corporate Counsel to CXC

F-2               Form of Legal Opinion for Intellectual Property Counsel to CXC

F-3               Form of Legal Opinion for Counsel to HPI

G                 Form of Pledge Agreement

                               INDEX OF SCHEDULES


Schedule      Description
- --------      -----------

1             Merger Consideration

1-A           Certain Liabilities Excluded from Total CXC Liabilities at 5/31/96

2             CXC Disclosure Schedule

3             HPI Disclosure Schedule

4             Provisions for Substituted Options

5             Registration Rights

6             Provisions Relative to Certain Pledged Shares

                                   SCHEDULE 1

                              MERGER CONSIDERATION


DEFINITIONS

        For purposes of the Agreement and this SCHEDULE 1, the following terms shall have their respective meanings:

        "CXC CASH AT CLOSING" means any cash in the possession of CXC at the Effective Time (including any cash resulting from the exercise of any CXC Warrants or CXC Options); provided, however, that the amount of CXC Cash at Closing shall be reduced (to an amount not less than zero) by the amount of any HPI Advances.

        "HPI ADVANCES" means any cash advanced by HPI to CXC from and after May 20, 1996 (whether pursuant to a promissory note or otherwise).

        "NUMBER OF FULLY DILUTED CXC SHARES OUTSTANDING" means the number of shares of CXC Common Stock outstanding as of immediately prior to the Effective Time on a fully-diluted basis (i.e., assuming that all CXC Options were fully vested, all CXC Options and CXC Warrants were fully exercised and any other contingent rights to acquire shares of CXC Common Stock were also fully exercised).(1)

        "PER SHARE MERGER CONSIDERATION" means the quotient of A divided by B where:

        A     =     Total Potential Merger Consideration

        B     =     the Number of Fully Diluted CXC Shares Outstanding

        "TOTAL CXC LIABILITIES AT 5/31/96" means the total of all Liabilities of CXC as of the close of business on 5/31/96; provided, however, that Total CXC Liabilities at 5/31/96 shall not include (1) any HPI Advances or (2) the Liabilities listed on APPENDIX 1-A attached hereto.




- ------------------------

(1) For example, if the capitalization of CXC at the Effective Time is identical to the capitalization of CXC as represented in the Agreement, the Number of Fully Diluted CXC Shares Outstanding would be determined as follows: (i) 2,482,375 shares of CXC Common Stock issued and outstanding; plus (ii) 297,359 shares issuable upon the exercise of outstanding CXC Warrants; plus (iii) 259,066 shares issuable upon the exercise of outstanding CXC Options; for a total of 3,038,800 shares.




                                       1-1

        "TOTAL POTENTIAL MERGER CONSIDERATION" means a number of shares of HPI Common Stock equal to 120% of the sum of X, Y and Z where:

        X       =       465,116

        Y       =       the quotient of (a) divided by (b) where:

                (a)     =       $600,000 minus Total CXC Liabilities at 5/31/96

                (b)     =       $8.00

        Z       =       the quotient of (x) divided by (y) where:

                (x)     =       CXC Cash at Closing

                (y)     =       the Twenty-Day Average Price of HPI Common Stock

        "TWENTY-DAY AVERAGE PRICE OF HPI COMMON STOCK" means the average of the closing prices of HPI Common Stock quoted on the Nasdaq National Market for the period of twenty (20) trading days immediately preceding the Closing Date.


SAMPLE MERGER CONSIDERATION CALCULATION

        The following is an example of a Per Share Merger Consideration calculation. This example assumes, solely for purposes of this example, the following: (i) the capitalization of CXC at the Effective Time is identical to the capitalization of CXC as represented in the Agreement (without any exercise of the CXC Warrants - which is an HPI condition to Closing); (ii) the amount of Total CXC Liabilities at 5/31/96 is $100,000; (iii) the amount of CXC Cash at Closing is $200,000; and (iv) the Twenty-Day Average Price of HPI Common Stock is $10.

        TOTAL POTENTIAL MERGER CONSIDERATION:

        1.2[(465,116) + (($600,000 - $100,000)/$8) + ($200,000/$10)]

or

        1.2(547,616) = 657,139.2
                       ---------

        PER SHARE MERGER CONSIDERATION:

        (657,139.2)/(3,038,800) = 0.2162 shares of HPI Common Stock

        Thus, 0.2162 shares would be the maximum amount of HPI Common Stock into which each share of CXC Common Stock could convert pursuant to the Merger (assuming, among other things, that all Potential Earn-Out Shares are earned and released from the Escrow Account (with respect to Escrow Shares) and/or issued (with respect to Future Shares)).




                                       1-2

        In respect of shares of CXC Common Stock issued prior to the Effective Time (e.g., 2,482,375 shares), one-third of 0.2162 times 2,482,375 (or 178,896)
would be the number of shares of HPI Common Stock issued immediately (the Current Shares less the Escrow Shares), one-sixth of 0.2162 times 2,482,375 (or 89,448) would be the number of shares of HPI Common Stock comprising the Escrow Shares and one-half of 0.2162 times 2,482,375 (or 268,345) would be the number of shares of HPI Common Stock comprising the Future Shares.


STAGING OF MILESTONES - ACHIEVEMENT OF POTENTIAL EARN-OUT SHARES

        The staging of Milestones and the related achievement of Potential Earn-Out Shares shall occur pursuant to the following tables. For purposes of these tables and the following notes:

                "TPMC" means Total Potential Merger Consideration; and

                "BMS" refers to Bristol-Myers Squibb Pharmaceutical Group, Inc., a Delaware corporation, the party with which CXC entered into its principal collaboration agreement (the "BMS AGREEMENT") effective August 30, 1995.

The descriptions of the Other Technology Milestones referenced in the tables are more fully set forth in, and qualified entirely by reference to, the discussion below the tables under "DISCUSSION OF MILESTONES." The tables are also qualified by reference, as indicated, to the notes following the tables.

        Technology Milestones - BMS-Related

                                                                    POSSIBLE
        MILESTONE                                                   SHARES
================================================================================
    1.  Shipment of the natural pathway libraries by CXC to      8.333% of TPMC
        BMS pursuant to the BMS Agreement.                       (1)(2)(3)(4)(*)

- --------------------------------------------------------------------------------
    2.  Shipment of any combinatorial libraries by CXC to BMS    8.333% of TPMC
        pursuant to the BMS Agreement if such libraries are      (1)(2)(3)(4)(*)
        sufficient for analysis by BMS.

- --------------------------------------------------------------------------------
    3.  Expression of any known chemistry previously identified  8.333% of TPMC in the cognate BMS species not from host by the natural  (1)(2)(3)(5)(*)
        pathway libraries shipped by CXC to BMS pursuant to
        the BMS Agreement.

- --------------------------------------------------------------------------------




                                       1-3

- -----------------------------------------------------------------------------------
    4.  Expression of 1% of the BMS known chemistry as              8.333% of TPMC
        measured in profiles by the natural pathway libraries       (1)(2)(3)(5)(*)
        shipped by CXC to BMS pursuant to the BMS
        Agreement.

- -----------------------------------------------------------------------------------
    5.  Expression of chemistry not previously identified by BMS    8.333% of TPMC
        in the cognate BMS species by the natural pathway           (1)(2)(3)(5)(*)
        libraries shipped by CXC to BMS pursuant to the BMS
        Agreement.

- -----------------------------------------------------------------------------------
    6.  Expression of any novel compound not from host by           8.333% of TPMC
        combinatorial libraries shipped by CXC to BMS pursuant      (1)(2)(3)(5)(*)
        to the BMS Agreement.

===================================================================================

        Technology Milestones - Other

                                                                       POSSIBLE
        MILESTONE                                                       SHARES
===================================================================================
    7.  Establish two additional expression host-vector systems.    4.167% of TPMC
                                                                    (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
    8.  Modify Streptomyces host with efflux pump and               4.167% of TPMC
        demonstrate functioning.                                    (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
    9.  Construct an improved (+20%) efficiency Streptomyces        4.167% of TPMC
        vector.                                                     (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
   10.  Demonstrate an engineered E coli host with built-in assay.  8.333% of TPMC
                                                                    (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
   11.  Demonstrate a co-encapsulation with target cell (e.g.,      8.333% of TPMC
        Staph aureus).                                              (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
   12.  Demonstrate a co-encapsulation with engineered target       8.333% of TPMC
        cell (e.g., SOS test).                                      (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
   13.  Demonstrate expression in fungal combinatorial library.     4.167% of TPMC
                                                                    (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------
   14.  Demonstrate expression of natural pathway library from      4.167% of TPMC
        environmental samples.                                      (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------




                                       1-4

- -----------------------------------------------------------------------------------------
   15.  Demonstrate libraries on libraries using multiple hosts.    8.333% of TPMC
                                                                    (1)(2)(6)(7)(*)

- -----------------------------------------------------------------------------------------
   16.  Demonstrate analoging of a clone in multiple hosts.         8.333% of TPMC
                                                                    (1)(2)(6)(7)(*)

=========================================================================================

        Business Development Milestones

                                                                       POSSIBLE
        MILESTONE                                                       SHARES
=========================================================================================
   17.  One or more relationships between third parties and the     8.333% of TPMC
        business of CXC shall produce $1,000,000 in                 (2)(8)(*)
        recognizable revenues prior to the date which is 36
        months after the Effective Time and $2,000,000 in
        contractually committed payments (exclusive of equity
        investments).

- -----------------------------------------------------------------------------------------
   18.  One or more relationships between third parties and the     16.667% of TPMC
        business of CXC shall produce $2,000,000 in                 (2)(8)(*)
        recognizable revenues prior to the date which is 36
        months after the Effective Time and $4,000,000 in
        contractually committed payments (exclusive of equity
        investments).

- -----------------------------------------------------------------------------------------
   19.  One or more relationships between third parties and the     25% of TPMC (2)(8)(*)
        business of CXC shall produce $3,000,000 in
        recognizable revenues prior to the date which is 36
        months after the Effective Time and $6,000,000 in
        contractually committed payments (exclusive of equity
        investments).

=========================================================================================

(1) Solely a maximum of 41.667% of TPMC can be earned from all Technology Milestones (Nos. 1 through 16). See "HPI's Efforts" below for a discussion of HPI's obligations with respect to the Milestones.

(2)     In no event shall more than 50% of TPMC be earned unless either:

        (x) At least 12 of the Technology Milestones are achieved and Business Development Milestone No. 19 is achieved (the "FIRST BONUS CIRCUMSTANCES"); or

        (y) At least two of the BMS-Related Technology Milestones Nos. 3 through 6 are achieved and there exists one or more relationships between third parties and the business of CXC which shall produce $6,000,000 in recognizable revenues prior




                                       1-5
                to the date which is 36 months after the Effective Time and $10,000,000 in contractually committed payments (exclusive of equity investments) (the "SECOND BONUS CIRCUMSTANCES").

        In the event of the First Bonus Circumstances, an additional 16.667% of TPMC (for a total of 66.667% of "earned" TPMC) shall be deemed earned as the final Milestone achievement. Under the First Bonus Circumstances, taking into account the Current Shares (exclusive of the Escrow Shares) distributed promptly following the Effective Time (being an amount equal to 33.333% of total potential Per Share Merger Consideration) and assuming no exercise of HPI's rights under Article 6 of the Agreement, an amount of HPI Common Stock equal to 100% of total potential Per Share Merger Consideration would be available for distribution in respect of each share of CXC Common Stock outstanding immediately prior to the Effective Time.

        In the event of the Second Bonus Circumstances, the minimum incremental amount of TPMC required to advance "earned" TPMC to 66.667% (for a total of 66.667% of earned TPMC) shall be deemed earned as the final Milestone achievement.

        Notwithstanding the foregoing, in no event (including, without limitation, in the event of the First Bonus Circumstances and/or the Second Bonus Circumstances) shall either (i) TPMC earned exceed 66.667% of TPMC or (ii) the amount of consideration distributed in respect of any share of CXC Common Stock outstanding immediately prior to the Effective Time exceed the quotient of (A) total consideration distributable in respect of the Merger (e.g., TPMC) divided by (B) the Number of Fully Diluted CXC Shares Outstanding (thus, notwithstanding any achievement of the specified levels of TPMC, no portion of TPMC attributable to derivative securities outstanding immediately prior to the Effective Time shall be distributed in respect of shares of CXC Common Stock actually issued and outstanding immediately prior to the Effective Time).

(3) Solely a maximum of 41.667% of TPMC can be earned from BMS-Related Technology Milestones (Nos. 1 through 6). BMS shall be requested to deliver to HPI reports as to whether BMS-Related Technology Milestones Nos. 1 through 6 have been met, with such reports signed by an officer of BMS (such officer must be at least the Vice President of Biomolecular Screening and Drug Diversity, or a more senior officer of BMS). In the absence of manifest error or negligence, any such report shall be dispositive of the issue of achievement or non-achievement of any BMS-Related Technology Milestones which are the subject of such report(s); provided, however, that if it is not obvious from reading any such report(s) that BMS-Related Technology Milestones have been achieved, then HPI shall determine from any such report(s), in its reasonable and good faith discretion, whether such BMS-Related Technology Milestones have been achieved.

        On or prior to 1/31/97, HPI shall make a determination as to whether any or all of the BMS-Related Technology Milestones (Nos. 1 through 6) have been achieved (a "MILESTONE DETERMINATION") and notice of such Milestone Determination shall be provided to one or more of the Spokespersons. Failure by HPI to deliver such notice with respect to any or all of the BMS-Related Technology Milestones shall be deemed a



                                       1-6

        Milestone Determination of non-achievement. On or prior to 2/15/97, the Spokespersons must initiate Dispute Resolution (as defined below) with respect to any Dispute (as defined below) regarding a Milestone Determination of non-achievement for any BMS-Related Technology Milestone. In the absence of any Spokesperson initiating such Dispute Resolution on or prior to 2/15/97, the deemed and/or actual Milestone Determinations made as of 1/31/97 by HPI for the BMS-Related Technology Milestones shall become binding upon the parties.

(4) Without limitation, achievement of this Milestone requires delivery by BMS to HPI, prior to the deadline for this Milestone, of a report from BMS as contemplated by note (3) above. This Milestone cannot be achieved if not achieved prior to the "deadline" of 8/31/96 (unless such date is extended, in the reasonable discretion of HPI, for delay caused by BMS).

(5) Without limitation, achievement of this Milestone requires delivery by BMS to HPI, prior to the deadline for this Milestone, of a report from BMS as contemplated by note (3) above. This Milestone cannot be achieved if not achieved prior to the "deadline" of 11/30/96 (unless such date is extended, in the reasonable discretion of HPI, for delay caused by BMS). If, as determined in the reasonable discretion of HPI, BMS does not meet its material commitments under the BMS Agreement as in effect on June 1, 1996, then this Milestone may be achieved by equivalent proof as determined in the reasonable discretion of HPI. Notwithstanding the foregoing, in no event can this Milestone be achieved if it is not achieved prior to the absolute "deadline" of 1/31/97.

(6) Solely a maximum of 16.667% of TPMC can be earned from the Other Technology Milestones (Nos. 7 through 16).

(7) This Milestone cannot be achieved if it is not achieved prior to 11/30/97. In addition, at least two of the BMS-Related Technology Milestones Nos. 3 through 6 must be achieved (pursuant to note (5) above) in order for this Milestone to be achieved.

        On or prior to 1/31/98, HPI shall make a Milestone Determination with respect to any or all of the Other Technology Milestones (Nos. 7 through 16) and notice of such Milestone Determination shall be provided to one or more of the Spokespersons. Failure by HPI to deliver such notice with respect to any or all of the Other Technology Milestones shall be deemed a Milestone Determination of non-achievement. On or prior to 2/15/98, the Spokespersons must initiate Dispute Resolution with respect to any Dispute regarding a Milestone Determination of non-achievement for any Other Technology Milestone. In the absence of any Spokesperson initiating such Dispute Resolution on or prior to 2/15/98, the deemed and/or actual Milestone Determinations made as of 1/31/98 by HPI for the Other Technology Milestones shall become binding upon the parties.

(8) Solely a maximum of 33.333% of TPMC can be earned from all Business Development Milestones (Nos. 17 through 19). This Milestone cannot be achieved if it is not achieved prior to the date which is 36 months after the Effective Time. Once a Business



                                       1-7

        Development Milestone has been achieved, the revenues and committed payments from that Milestone are excluded from the achievement of any other Business Development Milestone.

        Without limiting the provisions of Article 6 and/or the Offset Right, reference is made to the provisions of Section 6.1(b) (and/or Section 6.1(a)) of the Agreement by which HPI may offset any amounts payable to the Olmstead Group (and/or any other person or entity retained by CXC prior to the Effective Time) against the Offset Shares.

        On or prior to the date which is 38 months after the Effective Time ("XX/XX/XX"), HPI shall make a Milestone Determination with respect to any or all of the Business Development Milestones (Nos. 17 through 19 and including, solely for purposes of this paragraph and the following two paragraphs, the revenue/payment relationship required for the Second Bonus Circumstances as outlined in note (2)(y) above) and notice of such Milestone Determination shall be provided to one or more of the Spokespersons. Failure by HPI to deliver such notice with respect to any or all of the Business Development Milestones shall be deemed a Milestone Determination of non-achievement. On or prior to 15 days after XX/XX/XX, the Spokespersons must initiate Dispute Resolution with respect to any Dispute regarding a Milestone Determination of non-achievement for any Business Development Milestone. In the absence of any Spokesperson initiating such Dispute Resolution on or prior to 15 days after XX/XX/XX, the deemed and/or actual Milestone Determinations made as of XX/XX/XX by HPI for the Business Development Milestones shall become binding upon the parties.

        HPI will maintain complete and accurate records which are relevant to revenues and payments for relationships with third parties involving the business of CXC in any material way ("RECORDS"). The Records shall be available to any Spokesperson(s), or any certified public accountant selected by the Spokespersons which is reasonably acceptable to HPI, on the following two occasions:

                (i) for one review of reasonable scope and duration at any time following the date which is 18 months after the Effective Time; and

                (ii) for one review of reasonable scope and duration in connection with a Dispute Resolution involving the Business Development Milestones on or after XX/XX/XX;

        provided, however, that the availability of the Records shall be contingent upon the implementation of such confidentiality restrictions as shall be reasonably requested by HPI.

        In the event that a relationship with a third party involving the business of CXC in any material way might reasonably qualify for achievement of a Business Development Milestone and such relationship includes aspects of HPI's business other than the business of CXC, then HPI shall make a determination, in its reasonable discretion, regarding an appropriate allocation of related revenues and payments to the business of CXC for



                                       1-8
        purposes of measuring any Business Development Milestone achievement. Any such allocation shall be included with the Records and can be "Disputed" by CXC as part of a Dispute Resolution involving the Business Development Milestones.

(*) Notwithstanding any other provision herein or in the Agreement to the contrary, in the event that HPI is entitled to exercise its Offset Right against the Offset Shares as provided in Article 6 of the Agreement, then in HPI's reasonable and good faith discretion a portion of the next earned increment(s) of Potential Earn-Out Shares (and/or as of then earned but undistributed Potential Earn-Out Shares - reference is made, without limitation, to the provisions of Section 1.5(c)(iv)(X) and (Y) of the Agreement) equal to the amount of such offset (i.e., the amount of Damages relative to the number of Offset Shares to compensate therefore, as provided in the Agreement) which would otherwise be earned and distributed pursuant to Section 1.5 of the Agreement shall be earned for purposes of this SCHEDULE 1 and the Agreement but not distributed (and, for all intents and purposes except satisfaction of the Offset Right to the extent of Damages thereby covered, canceled).


DISPUTE RESOLUTION

        Any dispute concerning the achievement or non-achievement of any Milestone (a "DISPUTE") shall be resolved by Dispute Resolution. "DISPUTE RESOLUTION" means the following process:

        (A) Any Dispute shall be settled within thirty (30) days of receipt by any Spokesperson, on the one hand, and HPI, on the other hand (each a "DISPUTE PARTY"), of a notice of the Dispute (such notice to be delivered pursuant to the provisions of Section 8.3 of the Agreement) by negotiations between the Dispute Parties; provided, however, that no Dispute Resolution shall commence with respect to any Technology Milestone (Nos. 1 through 16) prior to 1/31/98 and no Dispute Resolution shall commence with respect to any Business Development Milestone (Nos. 17 through
                19) prior to 15 days after XX/XX/XX (the purpose of such deferral being that a subsequent and undisputed achievement of other Milestones may render the subject Dispute moot).

        (B) In the absence of such a negotiated settlement, any Dispute shall be resolved by arbitration before a single arbitrator (except as provided below) in San Diego, California, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any state or federal court sitting in San Diego County, California.

        (C) The arbitrator shall be a person experienced in the subject matter of the circumstances to be arbitrated and shall be selected by mutual agreement of the Dispute Parties. If the Dispute Parties are unable to agree on the arbitrator within a period of thirty (30) days after arbitration is demanded by any Dispute Party, then each of the Dispute Parties shall select a qualified arbitrator and the two



                                       1-9
                arbitrators so selected shall select a third and the three so chosen shall constitute the board of arbitrators.

        (D) The arbitrator(s) shall render a decision as soon as possible. The Dispute Parties agree to abide by the decision of the arbitrator(s) whose decision shall be final and binding as to law, fact and for all other purposes.

        (E) The costs of the arbitrator(s) shall be borne by the Dispute Party against which the decision is made unless the decision otherwise directs. Each Dispute Party shall be entitled to pre-hearing discovery as provided in California Civil Code of Procedure Section 1283.05.


HPI'S EFFORTS

        The research plan in existence under the BMS Agreement, as such plan was in effect on June 1, 1996, shall not be modified by HPI on or before 11/15/96 unless:

        (1) circumstances beyond the reasonable control of HPI make such a modification advisable;

        (2) such modification is not reasonably likely to delay or hinder the achievement of BMS-Related Technology Milestones; or

        (3) HPI elects, in its discretion (and in circumstances other than as contemplated by clauses (1) or (2) above), to modify the BMS Agreement (including, without limitation, in the context of entering into a new arrangement with BMS).

In the absence of consent from a Spokesperson with respect to a modification under the foregoing clause (3), BMS-Related Technology Milestones Nos. 1 and 2 and two of Nos. 3 through 6 (the designation of which shall be determined by HPI) shall be deemed achieved (if and to the extent not as of then achieved) upon such a "clause (3)" modification. If BMS-Related Technology Milestones Nos. 1 and 2 and two of Nos. 3 through 6 have already been achieved, a "clause (3)" modification shall be without effect or earn-out liability for HPI under this Agreement. From and after 11/15/96, HPI may modify the research plan under the BMS Agreement, or any other plan or course of action with respect to the Technology Milestones, without effect or earn-out liability for HPI under this Agreement. Except as provided in the first sentence of this paragraph, HPI may devote such efforts to the achievement of the Milestones (Business and/or Technology) as it shall deem advisable in its sole discretion.


                            DISCUSSION OF MILESTONES

                                   [attached]




                                      1-10

                                  SCHEDULE 1-A

                          CERTAIN EXCLUDED LIABILITIES



        The "excluded" Liabilities are the equipment lease payment obligations which are the subject of the attached two-page schedule.




                                      1-11

                                   SCHEDULE 2

                             CXC DISCLOSURE SCHEDULE

                                   [attached]




                                       2-1

                                   SCHEDULE 3

                             HPI DISCLOSURE SCHEDULE



All Sections

        The HPI SEC Documents are incorporated herein by reference.


Section 3.2(b)

        The consent of Dillon, Read & Co., Inc. is required with respect to the issuance of shares of HPI Common Stock as contemplated by the Agreement if such issuance occurs on or prior to September 26, 1996.




                                       3-1

                                   SCHEDULE 4

                          SUBSTITUTE OPTION PROVISIONS


OPTIONS HELD BY CURRENT CXC EMPLOYEES (with reference to SCHEDULE 2.2 to the Agreement - Nasby, Li, Foster, Farr, Fielding, Peterson, Silva, Cantafio and Brian - each an "EMPLOYEE")

        * Each Employee must execute a release of all CXC option-related rights in exchange for substitute options to acquire HPI Common Stock ("NEW EMPLOYEE OPTIONS").

        * New Employee Options will be exercisable, subject to vesting, for the number of shares of HPI Common Stock the Employee's prior option would have converted into assuming full vesting, full exercise of such prior option and full distribution of the Potential Earn-Out Shares. The New Employee Option exercise price shall be proportionally adjusted (e.g., if the prior option was exercisable for up to 1,000 shares of CXC Common Stock at $0.25 per share and the New Employee Option is exercisable for 200 shares of HPI Common Stock, the exercise price for the New Employee Option would be $1.25 per share).

        * New Employee Options will be 25% vested at the Effective Time, with the balance to be subject to vesting over a four-year term commencing as of the Effective Time pursuant to HPI's standard provisions for grants of employee options to new employees (e.g., 10% of the remaining 75% will vest at the end of the first three-month period following the Effective Time and increments of 6% of the remaining 75% will vest at the end of each successive three-month period); provided, however, that if HPI terminates the employment of an Employee within 12 months of the Effective Time without cause, then such Employee's New Employee Option shall immediately become 100% vested and exercisable in accordance with its terms.

        * New Employee Options will not be subject to the earn-out provisions of the Agreement.

        * New Employee Options will be granted under HPI's 1996 Stock Incentive Plan (which has been registered under the 1933 Act on Form S-8).

        At HPI's sole discretion, HPI may elect to grant Employees additional options to acquire HPI Common Stock.




                                       4-1

OPTIONS HELD BY CONSULTANTS AND SAB MEMBERS (with reference to SCHEDULE 2.2 to the Agreement - Rozbruch, Kahn, Thompson, Colwell, Haygood, Erion, Djerassi, Pirrung, Sherman, Saier and Hughes - each a "CONSULTANT")

        * Each consultant must execute a release of all CXC option-related rights in exchange for substitute options to acquire HPI Common Stock ("NEW CONSULTANT OPTIONS").

        * New Consultant Options will be exercisable for up to the number of shares of HPI Common Stock the Consultant's prior option(s) would have converted into assuming full vesting, full exercise of such prior option(s) and full distribution of the Potential Earn-Out Shares (the "FULL AMOUNT").

        * New Consultant Options will be 33.333% vested at the Effective Time (the "VESTED PORTION"); however, for an option with respect to which the Vested Portion is larger than 33.333% (in the absence of the Merger Agreement) as of the Effective Time, the "VESTED PORTION" shall mean such larger portion of the related New Consultant Option. The exercise price for the Vested Portion shall be proportionally adjusted (e.g., if the Consultant's option was exercisable for up to 1,500 shares of CXC Common Stock at $0.25 per share and the New Consultant Option is exercisable for up to 300 shares of HPI Common Stock, the exercise price for the Vested Portion (100 shares of HPI Common Stock) shall be $1.25 per share).

        * The balance of each New Consultant Option (the Full Amount less the Vested Portion, referred to as the "UNVESTED PORTION") shall be subject to two tiers of vesting:

                (a) 100% of the Unvested Portion shall be subject to the earn-out provisions of the Agreement (i.e., the Unvested Portion shall be eligible for vesting based upon the proportion of the amount of Potential Earn-Out Shares which is actually distributed to former stockholders of CXC pursuant to the terms of the Agreement versus the total amount potentially available
                         - the shares eligible for further vesting under any New Consultant Option pursuant to the earn-out provisions of the Agreement are referred to as the "EARNED SHARES"); and

                (b) The Earned Shares shall further vest over a three-year term commencing on the Effective Time pursuant to the following schedule: 12% of any Earned Shares shall vest at the end of the three-month period following the Effective Time; and additional increments of 8% of any Earned Shares shall vest at the end of each successive three-month period.




                                       4-2

        * The exercise price for Earned Shares shall be equal to the quotient of (1) divided by (2) where:

                (1)     =     The total exercise price for the Consultant's
                              prior option less the sum of (i) the total exercise price of the Vested Portion and (ii) the aggregate exercise price paid with respect to prior purchases of Earned Shares pursuant to the New Consultant Option; and

                (2)     =     The total number of Earned Shares less the number
                              of Earned Shares already purchased pursuant to the New Consultant Option.

        * EXAMPLE: Assume: Consultant's prior option was for 1,500 shares of CXC Common Stock; the prior exercise price for the prior option was $.50 per share; the full pay-out potential for 1,500 shares of CXC Common Stock in the Merger is 300 shares of HPI Common Stock; the earn-out provisions of the Agreement have thus far resulted in the actual distribution of 50% of the Potential Earn-Out Shares; and the Consultant has previously exercised for 10 Earned Shares at a time when 50 Earned Shares were available.

                         Vested Portion = an option to acquire 100 shares of HPI Common Stock at $2.50 per share; immediately exercisable from and after the Effective Time.

                         10 Earned Shares were exercised for [($750-$250)/50] or $10 per share.

                         90 Earned Shares are presently exercisable (50% of 200, or total Unvested Portion possible, less 10 shares already purchased). Price per share for presently exercisable Earned Shares is [($750-($250 + $100)/90] or $4.44.

                         If no Earned Shares were exercised until all shares were earned, and 100% distribution of Potential Earn-Out Shares under the Agreement was achieved, 200 Earned Shares would be exercisable at a price per share of [($750-$250)/200] or $2.50.

        * New Consultant Options will be granted under HPI's 1996 Stock Incentive Plan (which has been registered under the 1933 Act on Form S-8).




                                       4-3

                                   SCHEDULE 5*

                               REGISTRATION RIGHTS


        Subject to each Holder (as defined below) acknowledging and agreeing to be bound by the terms of this SCHEDULE 5, such Holder shall have the rights set forth herein with respect to such Holder's Registrable Securities (as defined below).

        1. Definitions. For purposes of this SCHEDULE 5:

                1.1 The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

                1.2 The term "REGISTRABLE SECURITIES" means (a) the shares of HPI Common Stock issued as Current Shares or Future Shares to the former stockholders of CXC in connection with the Merger, and (b) any HPI Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such HPI Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's registration rights are not assigned;

                1.3 The term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 10 below; and

                1.4 The term "PREFERRED REGISTRABLE SECURITIES" means (a) the HPI Common Stock issued upon the conversion of HPI's Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock, or any warrant to acquire any such Preferred Stock, and (b) any HPI Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such HPI Common Stock.

        2. HPI Registration. If (but without any obligation to do so) HPI proposes to register (including for this purpose a registration effected by HPI for stockholders other than the Holders) any of its stock or other securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in an HPI stock plan or an SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), HPI shall, at such time, promptly give each Holder written notice of such


- --------

* Except as otherwise noted, Section references in this SCHEDULE 5 relate to sections of this SCHEDULE 5.




                                       5-1
registration. Upon the written request of each Holder given within 20 days after mailing of such notice by HPI to the address for each such Holder as reflected in the records of HPI, HPI shall, subject to the provisions of Section 6 below, cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered. In the event a Holder determines not to include any or all of the Registrable Securities held by such Holder in any such registration, such Holder shall continue to have the right to include such Registrable Securities in any subsequent registration, pursuant to the terms of this Section 2.

        3. Obligations of HPI. Whenever required under this SCHEDULE 5 to effect the registration of any Registrable Securities, HPI shall, as expeditiously as reasonably possible:

                3.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

                3.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

                3.3 Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                3.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that HPI shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                3.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                3.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                3.7 Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this SCHEDULE 5, on the date that such Registrable Securities are deliv-



                                       5-2
ered to the underwriters for sale in connection with a registration pursuant to this SCHEDULE 5, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing HPI for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of HPI, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

        4. Furnish Information. It shall be a condition precedent to the obligations of HPI to take any action pursuant to this SCHEDULE 5 that the selling Holders shall furnish to HPI such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

        5. Expenses of Registration. HPI shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to Section 2 above for each Holder (which right may be assigned as provided in Section 10 below), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for all selling stockholders (in this regard, the Holder may be unable to select their own counsel and have the fees and disbursements of such counsel paid for by HPI), but excluding underwriting discounts and commissions relating to Registrable Securities.

        6. Underwritings; Cut-Backs; Superior Rights.

                (a) In connection with any offering involving an underwriting of shares being issued by HPI, HPI shall not be required under Section 2 above to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between HPI and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by HPI.

                (b) If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by HPI that the underwriters reasonably believe compatible with the success of the offering, then HPI shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities requested and entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical phrase concerning apportionment, for any selling stockholder which is a holder of Registrable



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
Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of such persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals deemed hereby to be such "selling stockholder.

                (c) Any and all rights of Holders and/or rights relating to Registrable Securities pursuant to this SCHEDULE 5 shall be subject to, and qualified in their entirety by, the registration rights of the holders of Preferred Registrable Securities including, without limitation, the rights of such holders of Preferred Registrable Securities to have Preferred Registrable Securities included in a registration requested by holders of Preferred Registrable Securities from which the Holders and/or Registrable Securities can be excluded (e.g., because inclusion would reduce the number of Preferred Registrable Securities otherwise included).

        7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of the provisions of this SCHEDULE 5.

        8. Indemnification. In the event any Registrable Securities are included in a registration statement under this SCHEDULE 5:

                8.1 To the extent permitted by law, HPI will indemnify and hold harmless each Holder, the officers and directors of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by HPI of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and, within 30 days after HPI receives a written request containing a description in reasonable detail of the expenses incurred, HPI will advance to each Holder, officer, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether prior to or after final disposition of any claim or action (unless there has been a final determination that such Holder, officer, director, underwriter or controlling person is not entitled to be indemnified for such expenses); provided, however, that at the time of such advance, such Holder, officer, director, underwriter or controlling person shall agree to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified pursuant to the terms of this Agreement;



                                       5-4
provided, further, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of HPI (which consent shall not be unreasonably withheld), nor shall HPI be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

                8.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless HPI, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls HPI within the meaning of the 1933 Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which HPI or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse as incurred any legal or other expenses reasonably incurred by HPI or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further that in no event shall any indemnity under this Section 8.2 exceed the net proceeds from the offering received by such Holder.

                8.3 Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8 to the extent such delay is



                                       5-5
prejudicial, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

                8.4 The obligations of HPI and the Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement under this SCHEDULE 5, and otherwise.

                8.5 If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        9. Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of HPI to the public without registration, HPI agrees to:

                9.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

                9.2 file with the SEC in a timely manner all reports and other documents required of HPI under the 1933 Act and the 1934 Act; and

                9.3 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by HPI that it has complied with the reporting requirements of SEC Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of HPI and such other reports and documents so filed by HPI with the SEC, and
(iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.




                                       5-6

        10. Assignment of Registration Rights. The rights to cause HPI to register Registrable Securities pursuant to this SCHEDULE 5 may be assigned by
(a) a Holder to a transferee or assignee of an amount of such securities representing not less than five percent of the aggregate number of shares of Registrable Securities or (b) any Holder who transfers all of such Holder's shares; provided, that in each case HPI is, within a reasonable time after such transfer, furnished with (x) written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (y) an undertaking by the assignee to be bound by the provisions of this SCHEDULE 5; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

        11. Amendment of Registration Rights. Any provision of this SCHEDULE 5 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of HPI and either (a) the holders of a majority of the Registrable Securities or (b) any Spokesperson. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon all Holders and all Registrable Securities.

        12. Termination of Registration Rights. HPI's obligations pursuant to this SCHEDULE 5 shall terminate as to any Holder and any Registrable Securities on the earlier of (a) when the Holder can sell all of such Holder's shares pursuant to Rule 144 under the 1933 Act during any 95-day period or (b) March 29, 2001.




                                       5-7

                                   SCHEDULE 6

                  PROVISIONS RELATIVE TO CERTAIN PLEDGED SHARES


Robert E. Leach

        All Subject Shares issuable to Mr. Leach shall be subject to (and therefore pledged pursuant to) the terms of the Pledge Agreement for Mr. Leach.

CXC Majority Stockholders other than Mr. Leach

        One-half of the Current Shares issuable to the CXC Majority Stockholders other than Mr. Leach (the "OTHER HOLDERS") shall not be subject to (and therefore need not be pledged pursuant to) the terms of their respective Pledge Agreements. Such unpledged shares shall be comprised of three-quarters of the Current Shares issuable to the Other Holders, respectively, exclusive of the Escrow Shares (thus, one-quarter of the Current Shares issuable to the Other Holders, respectively, exclusive of the Escrow Shares (the "FIRST PLEDGED SHARES"), shall be pledged).

        At such time as at least four Milestones shall have been achieved (pursuant to SCHEDULE 1), the First Pledged Shares shall be released from the respective Pledge Agreements of the Other Holders (bring the total "unpledged" shares, at that time, to two-thirds of the Current Shares issuable to each Other Holder, or all Current Shares issuable to each Other Holder exclusive of the Escrow Shares). Without limitation, the provisions of this SCHEDULE 6 shall not affect Subject Shares issuable to the Other Holders which are Escrow Shares or Future Shares (all such Subject Shares being "pledged" shares under each respective Other Holder's Pledge Agreement).

        The arrangements which are the subject of this SCHEDULE 6 shall in no way diminish the obligations of each CXC Majority Stockholder with respect to CXC Majority Stockholder Indemnification.